Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GENTEX CORPORATION,

INSTRUMENT MERGER SUB, INC.

and

VOXX INTERNATIONAL CORPORATION

Dated as of December 17, 2024

TABLE OF CONTENTS

i

ii

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 17, 2024, is made by and among Gentex Corporation, a Michigan corporation (“Parent”), Instrument Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and VOXX International Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article 1.

WHEREAS, the board of directors of the Company (the “Board”) has established a transaction committee (the “Transaction Committee”), consisting solely of members of the Board not affiliated with Parent, Merger Sub or their respective Affiliates, to, among other things, review, assess and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Board as to whether the Company should enter into this Agreement;

WHEREAS, upon the recommendation of the Transaction Committee, the Board has (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval and adoption of this Agreement and the transactions contemplated hereby by the Company’s stockholders;

WHEREAS, the respective boards of directors of Parent and Merger Sub have each adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law and (ii) resolved to recommend approval and adoption of this Agreement by Parent (as Merger Sub’s sole stockholder);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are entering into a voting and support agreement with Parent and Merger Sub, in substantially the form attached as Exhibit A hereto, pursuant to which, among other things, each such stockholder has agreed to vote in favor of the adoption of this Agreement; and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
Definitions

Section 1.01. Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any litigation, action, suit, investigation, arbitration or similar proceeding (public or private) by or before a Governmental Authority.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means (a) any employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) each other employee benefit, welfare, bonus, commission, retirement, pension, profit sharing, supplemental retirement, executive compensation, change in control, transaction bonus, retention, severance, salary continuation, paid time off, vacation, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, restricted stock, restricted stock unit, equity-based incentive, health or other medical, retiree health, dental, vision, life, disability, death benefit, fringe benefit or other insurance plan, program, agreement or arrangement, in each case, sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of their employees or former employees directors, officers or other individual service providers and their dependents or beneficiaries or with respect to which the Company or its Subsidiaries have any liability (contingent or otherwise), excluding any plan, policy or program that is sponsored solely by a Governmental Authority or otherwise required by Law.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of February 29, 2024 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended February 29, 2024.

“Company Balance Sheet Date” means February 29, 2024.

“Company Common Stock” means the Class A Common Stock or Class B Common Stock.

“Company Equity Plans” means (a) the VOXX International Corporation 2012 Equity Incentive Plan, as amended and restated, (b) the VOXX International Corporation 2014 Omnibus Equity Incentive Plan, as amended and restated, and (c) the VOXX International Corporation 2024 Equity Incentive Plan, as amended and restated.

“Company Material Adverse Effect” means any changes, effects, events, occurrences, states of facts or developments, alone or in combination with other changes, effects, events, occurrences, states of facts or developments, that (A) has or reasonably would be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company, its Subsidiaries and, solely (i) with respect to references to “Company Material Adverse Effect” in Section 3.05, Section 3.10, Section 3.11 and Section 3.20, and (ii) for purposes of the bringdown of the sections referenced in the foregoing clause (i), Section 6.02(b), the Joint Venture, taken as a whole or (B) would prevent or delay beyond the End Date the Company’s ability to perform its obligations under this Agreement necessary to consummate the Merger; provided, that with respect to clause (A) none of the following, either alone or in combination, shall constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (a) changes in business or political conditions or in capital, credit or financial markets in general, including (i) changes in interest rates and changes in exchange rates, or (ii) the effect of any potential or actual government shutdown; (b) any changes, effects, events, occurrences, states of facts or developments generally affecting the industry or the markets in which the Company and its Subsidiaries participate; (c) any change after the date of this Agreement in accounting requirements or principles or in applicable Laws or the interpretation or enforcement thereof; (d) any acts of war (whether or not declared), armed hostilities, foreign or domestic social protest or social unrest (whether or not violent), sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, social protest or social unrest, sabotage or terrorism threatened or underway as of the date of this Agreement; (e) any earthquakes, hurricanes, floods, tsunamis or other natural disasters, weather conditions, manmade disasters, acts of God, any outbreaks, epidemics or pandemics relating to COVID-19 or any evolutions or mutations thereof or any other viruses, or other similar events; (f) any changes, developments or occurrences resulting from the execution, announcement or pendency of this Agreement or the transactions contemplated by this Agreement, including (1) the identity of Parent and (2) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its customers, employees or suppliers, or with any other third party; provided that this clause (f) shall not apply to any representation or warranty (including Section 3.03) (or with respect to the condition to Closing set forth in Section 6.02(b) to the extent it relates to such representations and warranties) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (g) compliance with the terms of, or the taking of any action expressly required by this Agreement or at Parent’s written request; (h) any stockholder litigation arising from allegations of a breach of fiduciary duty or disclosure violations relating to this Agreement or the transactions contemplated hereby; and (i) the failure of the Company or any of its Subsidiaries to meet internal forecasts, budgets or financial projections or any decline in the market price or trading volume of the Company Common Stock on the NASDAQ (provided, that the exception in this clause (i) shall not prevent or otherwise affect a determination that any adverse change, effect, event, occurrence, state of facts or development underlying such failure or decline has resulted in or contributed to a Company Material Adverse Effect); except in the case of the foregoing clauses (a), (b), (c), (d) or (e), to the extent any change, effect, event, occurrence, state of facts or development has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the industry in which the Company and its Subsidiaries operate generally, in which case only the incremental disproportionate effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Contract” means any legally binding contract, agreement or other legally binding arrangement (whether written or oral).

“Copyleft License” means any license that gives users modification and distribution rights so long as the user licenses their derivative works with the same rights.

“Data Protection Laws” means all of the following applicable to the Company (a) Laws pertaining to the protection, privacy, security, data breach, cybersecurity and cross-border data transfer of Personal Information, including the California Consumer Privacy Act, the EU General Data Protection Regulation, and (b) standards of the PCI Security Standards Council pertaining to global payment account data security, including its Payment Card Industry Data Security Standards.

“Data Protection Orders” means Orders applicable to the Company pertaining to the collection, access, use, storage, disclosure, transmission or cross-border transfer of Personal Information.

“Data Protection Requirements” means (a) Data Protection Laws; (b) Privacy Policies; and (c) Data Protection Orders.

“Environment” means soil, soil vapor, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata, ambient air or indoor air, including any material or substance used in the physical structure of any building or improvement and any environmental medium.

“Environmental Condition” means any condition of or affecting the Environment with respect to or on, under, at, in or migrating to or from (a) any Real Property, (b) any property previously owned, leased, used or operated by the Company or any of its Subsidiaries or any of their respective predecessors in interest to the extent such condition of the Environment existed at the time of such ownership, lease, use or operation, or (c) any other real property at which any

Hazardous Material generated or handled by the operation of the Company or any of its Subsidiaries or any of their respective predecessors in interest prior to Closing has been handled, treated, stored, recycled or disposed of, or has otherwise come to be located, which in each case of clause (a), (b) or (c) violates any Environmental Law or results in or involves any Release, or threat of Release, damage, loss, cost, expense, claim, demand, order or liability.

“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning or relating to pollution or protection of the Environment or public or workplace health or safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, sale, management, manufacturing, importation, exportation, recycling, labeling, testing, processing, Release, control, or cleanup or exposure to of any Hazardous Material (or products containing Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means with respect to any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with such entity or (b) which together with such entity, is treated as a single employer under Section 414(t) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FIRPTA Certificate” means a statement, in form and substance reasonably satisfactory to Parent and dated as of the Closing Date, that the Company is not, and has not been during the applicable period, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any prime Contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, other transaction agreement, purchase order, task order, delivery order or other similar arrangement, of any kind, including all modifications, options and extensions, between the Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority, or (c) any subcontractor (or lower tier subcontractor) with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract for purposes of this definition but will be part of the Government Contract to which it relates, unless there is no such Government Contract under which such task, purchase or delivery order was delivered or to which it relates.

“Governmental Authority” means any foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Hazardous Material” means any substance, material or waste which is regulated or could give rise to liability under any Environmental Law, including any (a) asbestos or asbestos-containing materials; (b) petroleum or petroleum-containing or petroleum-derived materials; (c) radiation or radioactive materials; (d) harmful biological agents, including mold; (e) polychlorinated biphenyls; (f) per- and polyfluoroalkyl substances; and (g) any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “regulated substance,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or similar term under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property rights, including (a) patents, patent applications, industrial design registrations and pending applications therefor; (b) trademarks (registered and unregistered), service marks, logos, trade dress and other indicia of source or origin, together with the goodwill symbolized by any of the foregoing; (c) copyrights (registered and unregistered); (d) trade secrets and other rights in proprietary or confidential ideas, know-how, inventions, proprietary processes, formulae, models and methodologies; (e) Software; and (f) all applications and registrations for the foregoing.

“International Trade Laws” means all applicable Laws relating to exports, reexports, transfers and imports, or any other provision of goods, technology, software or services, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, Sanctions, the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, the antiboycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service, and similar applicable trade compliance Laws in any other jurisdictions in which the Company and/or its Subsidiaries operate or have operated.

“IT System” means any information technology system, network or equipment owned and controlled by the Company or any of its Subsidiaries and used in the business of the Company and its Subsidiaries.

“Joint Venture” means ASA Electronics, LLC, a Delaware limited liability company.

“Knowledge of the Company” means the actual knowledge of the individuals set forth in Section 1.01 of the Disclosure Schedule, in each case, after reasonable inquiry of the individuals who have responsibility over the factual circumstances at issue, and without any express or implied duty of investigation.

“Law” means any federal, state, local, municipal, foreign or other constitution, law, common law, ordinance, rule, regulation, executive order, statute or treaty of a Governmental Authority.

“Lien” means any option, lien, charge, mortgage, pledge, deed of trust, right of first refusal, right of first offer, security interest, easement, assessment or other encumbrance (other than restrictions on transfer generally arising under federal and state securities Laws).

“NASDAQ” means the NASDAQ Stock Market, LLC.

“Open Source License” means any license, including any Copyleft License, meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Open Source Software” means any Software subject to an Open Source License.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property owned (in whole or in part) by the Company or its Subsidiaries.

“Parent Material Adverse Effect” means any changes, effects, events, occurrences, states of facts or developments, alone or in combination with other changes, effects, events, occurrences, states of facts or developments, that prevents or materially impairs the ability of Parent or Merger Sub to consummate the Merger or to comply with any of their respective obligations under this Agreement.

“Permitted Liens” means (a) Liens for current Taxes or other governmental charges not delinquent or that are being contested in good faith and for which adequate reserves have been established in the most recent financial statements contained in the Company SEC Documents (if such reserves are required in accordance with GAAP) or incurred in the ordinary course of business after the date of such financial statement; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries; (c) zoning, entitlement, building and other similar land use regulations which do not materially impair the occupancy or use thereof for the purposes for which it is currently used in connection with the business of the Company and its Subsidiaries; (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to Real Property which do not materially impair the occupancy or use thereof for the purposes for which it is currently used in connection with the business of the Company and its Subsidiaries; (e) Liens incurred in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (f) Liens incurred in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (g) Liens on goods in transit incurred pursuant to documentary letters of credit in the ordinary course of business; (h) non-exclusive licenses and other grants of rights with respect to Intellectual Property in the ordinary course of business; (i) purchase money Liens and Liens securing rental payments under capital lease arrangements in the ordinary course of business; (j) Liens attaching to inventory held by consignees in the ordinary course of business; and (k) Liens the existence of which are specifically disclosed in the notes to the Company Balance Sheet.

“Person” means an individual, partnership, corporation, limited liability company business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Personal Information” means “personal information” or “personal data” as defined under applicable Laws.

“Personal Information Breach” means a breach of security leading to the unlawful or unauthorized destruction, loss, alteration, disclosure of, or access to, Personal Information transmitted, stored or otherwise processed by the Company.

“PPACA” means the Patient Protection and Affordable Care Act and the guidance issued thereunder.

“Privacy Policies” means all published and publicly posted policies and notices of the Company relating to the collection, use, storage, disclosure, destruction or cross-border transfer of Personal Information.

“Proprietary Software” means any software included in Owned Intellectual Property.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into or through the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate.

“Sanctioned Country” means any country or region that is, or has been since April 24, 2019, the subject or target of comprehensive country-wide or region-wide Sanctions from time to time (as of the date of this Agreement, Sanctioned Country includes each of the following: Cuba, Iran, North Korea, Syria, and the Crimea, “Donetsk People’s Republic” and “Luhansk People’s Republic” regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions, including (a) any Person listed on any sanctions-related list of designated Persons, including OFAC’s Specially Designated Nationals and Blocked Persons List and other applicable lists maintained by the United Nations or other relevant Governmental Authorities, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any entity that is directly or indirectly, in the aggregate, owned, 50% or more by a Person or Persons described in clauses (a) or (b) of this definition.

“Sanctions” means all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including the U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations and any other Governmental Authority in any other jurisdictions in which the Company and/or its Subsidiaries operate or have operated.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the issued and outstanding shares of the Company Common Stock.

“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed, such as, but not limited to, databases and data collections.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity; provided, that neither BioCenturion, LLC, a Delaware limited liability company, nor the Joint Venture shall be considered a Subsidiary of the Company.

“Takeover Laws” means any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Business Combination” or other similar state anti-takeover Laws, including Section 203 of the DGCL.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document with respect to Taxes that is required to be filed with any Taxing Authority, including any attachments thereto or amendments thereof.

“Taxes” means all federal, state, municipal, local, foreign or other taxes, imposts and assessments, including ad valorem, capital, capital stock, documentary stamp, employment, escheat, abandoned, and unclaimed property, excise, franchise, gains, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits and withholding taxes, together with any interest, additions, fines or penalties with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Fee” means an amount equal to $7,500,000.

Each of the following terms is defined in the Section set forth opposite such term:

Defined Term	Section
Acquisition Agreement	Section 5.03(a)
Acquisition Proposal	Section 5.03(h)(i)
Agreement	Preamble
Anti-Corruption Laws	Section 3.12

Defined Term	Section
Bankruptcy and Equity Exceptions	Section 3.02(a)
Board	Recitals
Book-Entry Shares	Section 2.07(c)
Certificate	Section 2.07(c)
Certificate of Merger	Section 2.03
Class A Common Stock	Section 3.04(a)
Class B Common Stock	Section 3.04(a)
Closing	Section 2.02
Closing Date	Section 2.02
Closure	Section 5.05(d)
Company	Preamble
Company Adverse Recommendation Change	Section 5.03(d)
Company Preferred Stock	Section 3.04(a)
Company Proxy Statement	Section 3.07
Company Recommendation	Section 3.02(b)
Company RSU	Section 2.08(a)
Company RSU Consideration	Section 2.08(a)
Company SEC Documents	Section 3.06(a)
Company Series Preferred Stock	Section 3.04(a)
Company Stockholder Approval	Section 3.02(a)
Company Stockholder Meeting	Section 5.02
Confidentiality Agreement	Section 5.04
Continuing Employees	Section 5.08(a)
Credit Agreement	Section 5.14
D&O Insurance	Section 5.07(d)
Delaware Courts	Section 8.08
Delaware Secretary of State	Section 2.03
DGCL	Recitals
Disclosure Schedule	Article 3
Dissenting Shares	Section 2.10
Effective Time	Section 2.03
End Date	Section 7.01(b)(i)
Excluded Shares	Section 2.07(b)
Facility	Section 3.19(c)(iv)
Indemnified Parties	Section 5.07(a)
Intervening Event	Section 5.03(h)(ii)
Lease	Section 3.19(b)
Leased Real Property	Section 3.19(b)
Material Contract	Section 3.14
Material Customer	Section 3.21(a)
Material Supplier	Section 3.21(b)
Merger	Section 2.01
Merger Sub	Preamble
Owned Real Property	Section 3.19(a)
Parent	Preamble

Defined Term	Section
Parent Benefit Plan	Section 5.08(b)
Parent 401(k)	Section 5.05(d)
Parties	Preamble
Pay-off Amount	Section 5.14
Paying Agent	Section 2.09(a)
Paying Agent Agreement	Section 2.09(a)
Payment Fund	Section 2.09(a)
Per Share Merger Consideration	Section 2.07(c)
Permits	Section 3.11(b)
Real Property	Section 3.19(b)
Schedule 13E-3	Section 3.07
Second Request	Section 5.05(b)
SOX	Section 3.06(a)
Specified Date	Section 3.04(a)
Superior Proposal	Section 5.03(h)(iii)
Surviving Corporation	Section 2.01
Tail Period	Section 5.07(d)
Transaction Committee	Recitals
WARN Act	Section 3.16(e)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, paragraph, clause, Schedule or Exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “section of any statute or regulation” include any successor to the section. The definition of any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. All references to “$” in this Agreement shall be deemed references to United States dollars. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. The headings contained herein (including in the Exhibits and the Disclosure Schedule) are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. The phrase “made available” or similar phrases as used in this Agreement means that the subject documents were posted to the virtual data room maintained by the Company or its Representatives for purposes of the transactions contemplated hereby or publicly filed with the SEC by the Company by 5:00 p.m. (Eastern Time) on the date that is at least one Business Day prior to the date hereof;

provided, that such information, data, material, document or other item of disclosure shall only be deemed to be “made available” to the extent such information, material, data, document or other item of disclosure was available for review by the other party or its respective Representatives in unredacted form. The Parties agree that the terms and language of this Agreement were the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Article 2
The Merger

Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), and as a result thereof the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02. Closing. The closing of the Merger (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures (for their electronically delivered counterparts and countersignatories) as promptly as practicable, but in no event later than the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time or date as shall be agreed in writing between Parent and the Company. The date and time on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing.

Section 2.03. Effective Time. At the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in connection with the Merger, in such form as is required by, and executed in accordance with, the DGCL, and the Parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger in accordance with the relevant provisions of the DGCL (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

Section 2.04. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and specified in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving

Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit B hereto, and as so amended and restated shall thereafter be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.07, thereafter amended in accordance with their terms and as provided by applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until, subject to Section 5.07, thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.06. Directors and Officers. The officers of Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07. Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or any holder of any securities of any of the foregoing:

(a) Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.001 per share, and thereafter, will constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Treasury and Parent-Owned Company Common Stock. Each outstanding or issued share of Company Common Stock that is owned by Parent, Merger Sub or the Company, or by any Subsidiary of Parent, Merger Sub or the Company, immediately prior to the Effective Time (together with any Dissenting Shares, collectively, the “Excluded Shares”), shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and subject to Section 2.08) shall automatically be converted into the right to receive $7.50 in cash, without interest (the “Per Share Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares (a “Certificate”) or book-entry shares (“Book-Entry Shares”) shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Per Share Merger Consideration, without interest, in accordance with Section 2.09. The right of any holder of any share of Company Common Stock to receive the Per Share Merger Consideration shall be subject to and reduced by the amount of any withholding as provided in Section 2.09(g).

(d) Anti-Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, business combination, tender or exchange offer, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

Section 2.08. Certain Equity Securities.

(a) At the Effective Time, each restricted stock unit (whether or not vested) granted by the Company in respect of Company Common Stock (a “Company RSU”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of Parent, Merger Sub, the Company or the holder thereof, vest (if unvested) and be cancelled and converted automatically into the right to receive a cash payment (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the number of shares of Company Common Stock underlying such Company RSU and (ii) the Per Share Merger Consideration (the “Company RSU Consideration”). At such time, each applicable holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the Company RSU Consideration, if any, in accordance with this Section 2.08.

(b) At or prior to the Effective Time, Parent shall deposit or shall cause to be deposited with the Surviving Corporation, sufficient cash to pay the Company RSU Consideration, and the Company’s portion of any withholding or payroll Taxes related thereto. The Surviving Corporation shall pay through its payroll systems to each holder of a Company RSU, within two Business Days following the Effective Time, the Company RSU Consideration, as applicable (without interest, and subject to deduction for any required withholding Tax) and subject to any requirements under applicable Law; provided, however, that to the extent that any Company RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable Company RSU’s terms and at the earliest time permitted under such terms that will not result in the application of a tax penalty under Section 409A of the Code.

(c) At or prior to the Effective Time, the Company shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 2.08 and (ii) cause each of the Company Equity Plans to terminate at or prior to the Effective Time.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 2.08 shall exclusively govern the treatment of Company RSUs in connection with the Merger or any other transactions contemplated by this Agreement.

Section 2.09. Payment of Consideration in Merger.

(a) Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a U.S.-based nationally recognized bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Per Share Merger Consideration to the holders of the shares of Company Common Stock pursuant to this Article 2. Parent and Merger Sub will enter into a paying agent agreement with the Paying Agent (the “Paying Agent Agreement”) on terms reasonably acceptable to the Company prior to the Effective Time. Prior to or at the Closing, Parent shall deposit with the Paying Agent cash in immediately available funds in the amount sufficient for making all payments in accordance with this Article 2, other than Section 2.08 (such total deposited cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article 2 (other than Section 2.08). Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Per Share Merger Consideration and other amounts contemplated by this Article 2.

(b) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such shares except as otherwise provided for herein. From and after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent or the Surviving Corporation for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares) shall be canceled and exchanged for the Per Share Merger Consideration payable in respect of such shares pursuant to this Article 2.

(c) Payment Procedures.

(i) As soon as possible after the Effective Time (and in any event within three Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Per Share Merger Consideration (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder of record shall pass to the Paying Agent, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent), and which letter shall be in a customary form and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Per Share Merger Consideration to which the holder thereof is entitled. Upon surrender of any Certificate (or affidavit of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate (other than holders of Excluded Shares) shall be entitled to receive in exchange therefor an amount of cash in immediately available funds equal to (x) the number of shares of Company Common Stock represented by such Certificate (or affidavits of loss in lieu thereof) multiplied by (y) the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 2.09(g)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.09.

(ii) As soon as possible after the Effective Time (and in any event within three Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Book-Entry Shares (other than holders of Excluded Shares) not held through The Depository Trust Company that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Per Share Merger Consideration (A) a form of letter of transmittal which letter shall be in a customary form and (B) instructions for use in exchange for the Per Share Merger Consideration to which the holder thereof is entitled. Upon return of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Book-Entry Shares (other than holders of Excluded Shares) shall be entitled to receive in exchange therefor an amount of cash in immediately available funds equal to (x) the number of shares of Company Common Stock represented by such Book-Entry Shares multiplied by (y) the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 2.09(g)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.09.

(iii) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or, in the case of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article 2. In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Per Share Merger Consideration shall, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (and in any event within five Business

Days after the Effective Time), the Per Share Merger Consideration in respect of each such share of Company Common Stock (less any required Tax withholdings as provided in Section 2.09(g)), and the Book-Entry Shares of such holder shall forthwith be cancelled.

(d) Termination of Payment Fund. Any portion of the Payment Fund which remains unclaimed for 12 months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of shares of Company Common Stock prior to the Effective Time who have not theretofore complied with this Article 2 shall thereafter look only to Parent for, and Parent shall remain liable for, payment of the Per Share Merger Consideration (subject to abandoned property, escheat or similar Laws).

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, or any Representative or Affiliate thereof, shall be liable to any Person in respect of the Per Share Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Shares would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it or the Surviving Corporation or any of their Affiliates with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof, pursuant to this Agreement.

(g) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under Tax Law; provided, that, other than with respect to any Taxes required to be withheld in respect of compensatory arrangements with any present or former employee or service provider of the Company or any of its Subsidiaries or resulting from a failure of the Company to provide the FIRPTA Certificate or a recipient of a payment to provide a properly completed IRS Form W-9 or IRS Form W-8, as applicable, a determination as to whether such withholding is required shall be made in good faith after consultation with the Company. To the extent that amounts are so withheld and timely paid over to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and who properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Per Share Merger Consideration in accordance with this Article. The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of, any such demands, or waive any failure by any holder of Company Common Stock to timely deliver a written demand for appraisal or the taking of any other action by any such holder as may be necessary to perfect appraisal rights under the DGCL, or agree to do any of the foregoing.

Article 3
Representations and Warranties of the Company

Except (i) as disclosed in the Company SEC Documents filed with or furnished to the SEC on or after March 1, 2022 and publicly available prior to the date of this Agreement (excluding any disclosures set forth in any risk factors section or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general in nature or cautionary, predictive or forward-looking in nature) or (ii) as set forth in the disclosure schedule, dated as of the date hereof, delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Disclosure Schedule shall be deemed to be disclosed by the Company for, and apply to and qualify, the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement and each other section or subsection of the Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement or the Disclosure Schedule), the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing as follows (provided that the representations and warranties in respect of the Joint Venture shall be given only to the actual knowledge of the individuals set forth in Section 1.01 of the Disclosure Schedule):

Section 3.01. Organization, Standing and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power required to carry on its business as conducted as of the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s organizational documents that are in full force and effect as of the date of this Agreement, and the Company is not in violation of any of such organizational documents.

Section 3.02. Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the affirmative vote of (i) a majority of the voting power of the outstanding shares of Company Common Stock and (ii) at least two-thirds of the outstanding shares of Company Common Stock not owned by Parent or any Affiliate of Parent (as required by Section 203 of the DGCL) at the meeting of the Company’s stockholders at which the Merger is submitted to a vote of the Company’s stockholders (the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

(b) At a meeting duly called and held, upon the recommendation of the Transaction Committee, the Board has (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval and adoption of this Agreement and the transactions contemplated hereby by the Company’s stockholders (the recommendation described in this clause (iii) being the “Company Recommendation”).

Section 3.03. Non-Contravention; Consents and Approvals.

(a) The execution and delivery of this Agreement by the Company do not, and the compliance by the Company with any terms or provisions hereof and the consummation by the Company of the transactions contemplated hereby will not, (i) result in a violation of any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.03(b) have been obtained and all notices and filings described in Section 3.03(b) have been made, result in a violation of any Law or Order applicable to, binding upon or enforceable against the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, result in the creation of any Lien (other than a Permitted Lien) on any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to, or require any notice, consent or waiver under, any Permit, Material Contract or Lease, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or as set forth in Section 3.03(b) of the Disclosure Schedule, (ii) as required under applicable requirements of the Securities Act, the Exchange Act, other applicable foreign securities Laws, and state securities, takeover and “blue sky” Laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) any filings with and approvals of the NASDAQ, and (v) such other consents, approvals, Orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.04. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 60,000,000 shares of class A common stock. par value $0.01 per share (the “Class A Common Stock”), (ii) 10,000,000 shares of class B common stock. par value $0.01 per share (the “Class B Common Stock”), (iii) 50,000 shares of preferred stock, par value $50.00 per share (the “Company Preferred Stock”), and (iv) 1,500,000 shares of series preferred stock, par value $0.01 per share (the “Company Series Preferred Stock”). As of the close of business on December 16, 2024 (the “Specified Date”):

(i) 20,253,775 shares of Class A Common Stock were issued and outstanding;

(ii) 2,260,954 shares of Class B Common Stock were issued and outstanding;

(iii) no shares of Company Preferred Stock were issued and outstanding;

(iv) no shares of Company Series Preferred Stock were issued and outstanding; and

(v) Company RSUs relating to 1,032,158 shares of Company Common Stock were outstanding.

(b) Except as set forth in this Section 3.04, or as expressly permitted by Section 5.01, there are no issued or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, conversion rights, redemption rights, repurchase rights, agreements, arrangements, commitments, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe or acquire, capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company, and there are no outstanding obligations of the

Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities. There are no bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or its Subsidiaries may vote. None of the Company or any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(c) Section 3.04(c) of the Disclosure Schedule sets forth a correct and complete list of all holders, as of the Specified Date, of outstanding Company RSUs, indicating as applicable, with respect to each Company RSU then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company RSU, and which Company Equity Plan governs the terms of such Company RSU. The Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all award agreements and other governing documents evidencing outstanding Company RSUs.

(d) None of the shares of capital stock of the Company are owned by any Subsidiary of the Company.

Section 3.05. Subsidiaries.

(a) Section 3.05(a) of the Disclosure Schedule lists (i) each Subsidiary of the Company and the Joint Venture as of the date hereof and the ownership interest of the Company in each such Subsidiary or the Joint Venture, the jurisdiction of incorporation or formation of each such Subsidiary and the Joint Venture, and the ownership interest and number and type of capital stock or other securities owned by any other Person or Persons in each such Subsidiary or the Joint Venture (and the owner thereof) and (ii) the Company’s, its Subsidiaries’ or the Joint Venture’s capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities held for investment by the Company or any of its Subsidiaries or its Joint Venture and consisting of less than 5% of the outstanding capital stock or other equity interest of such Person. The Company does not own, directly or indirectly, any voting interest in any Person that would require an additional filing by Parent under the HSR Act or under any other applicable Antitrust Law in order to consummate the Merger and the other transactions contemplated hereby. Each Subsidiary of the Company and the Joint Venture is a corporation or other entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational power, as applicable, required to carry on its business as conducted as of the date hereof. Each such Subsidiary and the Joint Venture is duly qualified or licensed to do business as a foreign corporation or other entity, as applicable, and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of each of the Company’s Subsidiaries’ and the Joint Venture’s organizational documents that are in full force and effect as of the date of this Agreement, and none of the Company’s Subsidiaries or the Joint Venture is in violation of any of the provisions of such organizational documents.

(b) All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company and the Joint Venture have been validly issued and are fully paid and nonassessable and free of any preemptive rights, and are owned directly or indirectly by the Company free and clear of all Liens other than Permitted Liens and those restrictions on transfer imposed by applicable securities Laws, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. There are no issued or outstanding (i) securities of any Subsidiary of the Company or the Joint Venture convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company or the Joint Venture, (ii) warrants, calls, conversion rights, redemption rights, repurchase rights, agreements, arrangements, commitments, options or other rights to acquire from the Company, any of its Subsidiaries or its Joint Venture, or other obligations of the Company, any of its Subsidiaries or its Joint Venture to issue, any capital stock, other voting securities or securities convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe or acquire, capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company or the Joint Venture or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company or the Joint Venture, and there are no outstanding obligations of the Company, any of its Subsidiaries or its Joint Venture to repurchase, redeem or otherwise acquire any such securities.

(c) Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any voting or economic interest of 10% or more (other than any directly or indirectly owned Subsidiary of the Company) of any partnership, corporation, limited liability company, joint venture or similar entity.

Section 3.06. Company SEC Documents; Financial Statements.

(a) The Company has filed or furnished, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by the Company under the Exchange Act since March 1, 2022 (such documents, collectively with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, any exhibits and schedules to any of the foregoing documents and other information incorporated therein, the “Company SEC Documents”). Each of the Company SEC Documents, as of the time of its filing or furnishing (or, if applicable, as of the time of its most recent amendment or supplement, or, in the case of a Company SEC Document that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company SEC Document or date of mailing, respectively), complied or will comply (as applicable), as to form in all material respects with, to the extent in effect at such time, the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”) applicable to such Company SEC Document, and none of the Company SEC Documents when filed or furnished (or, if amended, as of the date of such most recent amendment or supplement, or, in the case of a Company SEC Document that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company SEC Document or date of mailing, respectively), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including the related notes and schedules thereto) of the Company included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with GAAP applied in a manner consistent throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal period-end audit adjustments that were not and are not material individually or in the aggregate). There are no outstanding or unresolved comments from the SEC with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to any pending proceeding by or before the SEC.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to the Company’s principal executive officer and principal financial officer. The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act). Such internal control over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on its most recent evaluation of its internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which would be reasonably expected to materially adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, known to management, that involves management or other employees who have a significant role in internal control over financial reporting, all of which information described in clauses (A) and (B) above has been disclosed to Parent prior to the date of this Agreement. Since March 1, 2022, the Company has not received any credible written (or to the Knowledge of the Company, oral) complaint, allegation, assertion or claim of any material improper activity regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls.

(d) As of the date of this Agreement, neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid having any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries reflected or disclosed in the Company’s or such Subsidiary’s financial statements or other Company SEC Documents.

(e) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(f) None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or Section 15d of the Exchange Act. Neither the Company nor any of its Subsidiaries are required by applicable Law to make any filings or reports in respect of the Shares or other securities of the Company or any of its Subsidiaries with any Governmental Authority outside of the United States whose primary responsibility is for the regulation of securities except, with respect to the Company’s Subsidiaries, for failures to make any such filings or reports that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.07. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto and the Rule 13e-3 Transaction Statement on Schedule 13E-3 to be filed jointly by the Company and Parent (the “Schedule 13E-3”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.07 will not apply to statements or omissions included in the Company Proxy Statement or the Schedule 13E-3 based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 3.08. No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries except for (a) those reflected or reserved against in the Company Balance Sheet (or the notes thereto), (b) liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business, (c) liabilities and obligations arising under this Agreement or the transactions contemplated hereby, (d) performance obligations under Contracts to which the Company or any of its Subsidiaries is a party or bound (but not including liabilities resulting from a breach thereof), or (e) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09. Absence of Certain Developments. Except as set forth in Section 3.09 of the Disclosure Schedules, and except as contemplated or permitted by, or necessary to effectuate the transactions contemplated by, this Agreement, since the Company Balance Sheet Date, (a) through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business, (b) there has not occurred a Company Material Adverse Effect, (c) there has not been any material damage, destruction or other casualty loss with respect to any material property or asset owned, leased or otherwise used by the Company or its Subsidiaries (including any real property), whether or not covered by insurance, and (d) neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 5.01(b).

Section 3.10. Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, as of the date of this Agreement, there are no, and for the past three years have been no, material Actions pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or the Joint Venture, at law or in equity, by or before any Governmental Authority or arbitrator. As of the date of this Agreement, none of the Company, any of its Subsidiaries or the Joint Venture is subject to any Order, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11. Compliance with Laws.

(a) The Company, its Subsidiaries and the Joint Venture are, and for the past three years have been, in compliance in all material respects with all applicable Laws and Orders, and, to the Knowledge of the Company, are not under investigation with respect to and have not been threatened to be charged with or given notice of any material violation of any applicable Law or Order.

(b) The Company, its Subsidiaries and the Joint Venture have in effect all material governmental licenses, approvals, permits, certifications, registrations, consents, variances, exemptions and authorizations that are necessary to the operation of their business as currently conducted (collectively, “Permits”); none of the Company or any of its Subsidiaries is in material default or violation under any such Permits; and there are no Actions pending or, threatened in writing or, to the Knowledge of the Company, orally relating to the suspension, failure to renew, revocation or modification of any such Permits.

Section 3.12. Anti-Corruption Laws. The Company and its Subsidiaries have acted at all times in the past five years in compliance with the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law (collectively, the “Anti-Corruption Laws”). The Company maintains policies and procedures reasonably designed to ensure compliance by the Company and its Subsidiaries with the Anti-Corruption Laws.

Section 3.13. International Trade Laws. The Company and its Subsidiaries have in the past five years conducted all transactions in accordance with applicable provisions of International Trade Laws. Without limiting the foregoing:

(a) None of the Company or its Subsidiaries is or has in the past six years been a Sanctioned Person and none of the Company or its Subsidiaries is acting, or purporting to act, on behalf of a Sanctioned Person or has in the past six years acted or purported to act on behalf of a Sanctioned Person. Neither the Company nor its Subsidiaries, nor any other third party acting or purporting to act on behalf of the Company or any of its Subsidiaries, has been engaged in any dealings or transactions with, involving, or for the benefit of any Sanctioned Person, in or with any Sanctioned Country, or otherwise in violation of Sanctions.

(b) Neither the Company nor its Subsidiaries has in the past five years, made any voluntary disclosure to any Governmental Authority under any International Trade Law, and, in the past five years, there have been no actual or threatened written inquiries, investigations, or enforcement actions regarding compliance by the Company or its Subsidiaries with any International Trade Law nor has any inquiry, investigation, or enforcement action been threatened in writing, or to the Knowledge of the Company, orally, and no Governmental Authority has, in the past five years, assessed any fine or penalty against, or issued any warning letter to, the Company or its Subsidiaries with regard to compliance with any International Trade Law.

(c) None of the products or materials imported in the past five years by, for or on behalf of the Company or its Subsidiaries for which the Company acted as Importer of Record, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by any Governmental Authority.

(d) Neither the Company nor its Subsidiaries has, in the past five years, acted as Importer of Record in connection with the import of products or materials mined, produced, or manufactured, wholly or in part, with the use of forced labor or mined, produced, or manufactured wholly or in part in the Xinjiang Uyghur Autonomous Region or by an entity on the Uyghur Forced Labor Prevention Act Entity List.

(e) The Company maintains policies and procedures reasonably designed to ensure compliance by the Company and its Subsidiaries with the International Trade Laws.

Section 3.14. Material Contracts.

(a) Section 3.14(a) of the Disclosure Schedule lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which they are bound:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, limited liability company, partnership or similar agreement or arrangement with another Person;

(iii) any Contract relating to indebtedness for borrowed money or deferred purchase price of property incurred by the Company or any of its Subsidiaries (in each case, whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $500,000;

(iv) any Contract involving the acquisition or disposition, directly or indirectly (by merger, sale of stock, sale of assets or otherwise), of assets, capital stock, securities or other equity interests or businesses for aggregate consideration (in one or a series of transactions) under such Contract of $1,000,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(v) any Contract that by its terms calls for (A) aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $1,000,000 over the remaining term of such Contract or (B) annual payments to or from the Company or its Subsidiaries of more than $500,000;

(vi) any Contract pursuant to which the Company or any of its Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $500,000;

(vii) any Contract (A) pursuant to which a third party grants the Company or any of its Subsidiaries a license to any Intellectual Property that is material to the business of the Company or any of its Subsidiaries, as currently conducted, but excluding in all events Contracts granting a license or right to use commercially available software with annual license, maintenance, support and other fees of less than $500,000 in the aggregate and Contracts that include a license or right to use Intellectual Property that is incidental to the subject matter of the Contract in which they are incorporated or a license or right to use Intellectual Property granted for the purpose of enabling or supporting the provision of services or use of products and that is not otherwise material to the subject matter of the Contract, or (B) pursuant to which the Company or any of its Subsidiaries grants a third party a license under or to any Intellectual Property owned by the Company or its Subsidiaries to any third party, other than non-exclusive licenses that are granted pursuant to commercial relationships between the Company or its Subsidiaries, on the one hand, and their customers, vendors or suppliers, on the other hand, in the ordinary course of business;

(viii) any collective bargaining agreement or other Contract with a labor union, labor organization, works council or similar organization;

(ix) any Government Contract;

(x) any Contract that is a partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture;

(xi) any Contract that grants “most favored nation” status to a Material Customer or Material Supplier;

(xii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any 5% stockholder of the Company or their immediate family members, on the other hand (other than employment Contracts, indemnification Contracts and other Contracts relating to a director’s or officer’s service as such with the Company);

(xiii) any Contract that contains any provision expressly requiring the Company or any of its Subsidiaries to purchase or sell any material goods or services exclusively to or from another Person or that otherwise purports to limit either (x) the type of business in which the Company or its Subsidiaries may engage, (y) the manner or locations in which any of them may so engage in any business or (z) the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services; or

(xiv) any Contract with a Material Customer or Material Supplier, other than purchase orders entered into in the ordinary course of business that have resulted, or are reasonably expected to result, in payments by or to the Company and its Subsidiaries of less than $500,000 in the aggregate).

Each contract of the type described in this Section 3.14(a) is referred to herein as a “Material Contract.”

(b) A true and correct copy of each Material Contract has previously been made available to Parent (except with such redactions as may be clearly marked on such copy). Each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto and in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except to the extent that (i) it has previously expired in accordance with its terms, (ii) it is cancelled, rescinded or terminated after the date of this Agreement in accordance with its terms or (iii) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (B) the Company and its Subsidiaries have performed all obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder, (C) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of termination in respect of any Material Contract, and (D) to the Knowledge of the Company, there are no disputes pending or threatened in writing (or threatened orally) that are material to the business of the Company and its Subsidiaries, taken as a whole, with respect to any Material Contract.

(c) Section 3.14(c) of the Disclosure Schedule sets forth a true and complete copy of the standard form purchase order utilized by the Company and its Subsidiaries in the ordinary course of business.

Section 3.15. Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by the Company or any of its Subsidiaries have been filed and all such Tax Returns were accurate and complete when filed in all material respects, and all material Taxes payable by the Company and each of its Subsidiaries (whether or not shown on the Company’s Tax Returns) have been paid to the relevant Taxing Authority. The Company and each of its Subsidiaries has not incurred any material liability for Taxes owed since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business.

(b) There is (i) no Action now pending or threatened in writing against the Company or its Subsidiaries in respect of any Tax, (ii) no deficiency for any Tax that has been asserted or assessed in writing by any Taxing Authority against the Company or any of its Subsidiaries as a result of any audit or examination by such Taxing Authority, other than any such deficiency that has been paid, settled or withdrawn or is being contested in good faith and in accordance with applicable legal requirements, (iii) no Lien for Taxes (other than Permitted Liens) upon any of the assets or properties of the Company or its Subsidiaries; and (iv) no unresolved written claim that has been received by the Company or any of its Subsidiaries from any Taxing Authority in any jurisdiction in which such Company or any of its Subsidiaries do not file Tax Returns asserting that such Company or any of its Subsidiaries is or may be subject to Taxes in that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries (i) is party to or bound by any Tax allocation, Tax sharing or Tax indemnification agreement that would have a continuing effect after the Closing Date, other than (A) any such agreement exclusively between or among the Company and its Subsidiaries, or (B) Tax provisions in agreements the primary matter of which is not Taxes; (ii) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Parent or the Company); (iii) has any liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as a transferee or successor or otherwise by operation of Law; or (iv) has requested or agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of the Tax laws of any jurisdiction).

(e) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

Section 3.16. Labor and Employment Matters.

(a) Except as set forth on Section 3.16(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or for the past three years has been, a party to or bound by any collective bargaining agreement or similar agreement with any labor union or other labor organization. To the Knowledge of the Company, there is not currently, and for the past three years has been no effort to organize any employees of the Company and its Subsidiaries into one or more collective bargaining units. Neither the Company nor any of its Subsidiaries has experienced any strike or claim of unfair labor practices or other material grievance or other collective bargaining dispute during the past three years and none are pending or have been threatened in writing.

(b) The Company and all of its Subsidiaries are, and for the past three years have been, in compliance with all applicable Laws relating to employment or employment practices, including Laws relating to the terms and conditions of employment, wages, hours of work overtime, rest and meal breaks, payroll practices and pay statements, tax withholdings, employee and contractor classification, employment of minors, occupational safety and health, workers compensation, discrimination, harassment, retaliation, termination, civil rights fair employment standards, leave laws, pay equity, disability accommodations, collection and storage of biometric information, labor relations, work authorization and immigration.

(c) All individuals employed by the Company or its Subsidiaries are legally eligible for employment in the jurisdiction in which they work; and for each employee working in the United States, the Company or applicable Subsidiary has retained a correct and current Form I-9 in accordance with applicable law.

(d) There are, and in the past three years there have been, no investigations by any Governmental Authority with respect to any labor or employment practices of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are, and in the past three years have been no, allegations, claims or accusations of sexual harassment or sexual misconduct made against the Company or any Subsidiary, or, to the Knowledge of the Company, any officer, director or supervisory employee of the Company or any Subsidiary.

(e) In the past three years, neither the Company nor any Subsidiary has experienced a “plant closing” or “mass layoff” or other group termination requiring notice under the Worker Adjustment Retraining and Notification Act of 1988 or similar state or local law (collectively, the “WARN Act”).

Section 3.17. Employee Benefit Plans.

(a) Section 3.17(a) of the Disclosure Schedule contains a true and complete list of all Benefit Plans. With respect to each Benefit Plan, the Company has provided or made available to

Parent true and complete copies (if applicable) of (i) the current plan documents and amendments thereto, or, in the case of an unwritten, Benefit Plan, a written description of its material terms, (ii) the most recent determination or opinion letters (as applicable) from the IRS, (iii) the current summary plan descriptions, including summaries of material modification, (iv) annual reports on Form 5500 for the three most recently completed plan years, (v) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Benefit Plan, and (vi) material correspondence relating to any such Benefit Plan between the Company, its Subsidiaries or their representatives and any Governmental Authority within three years prior to the date hereof.

(b) Each Benefit Plan has been maintained, operated and administered in accordance with its terms and all applicable Laws, except for non-compliance that, individually or in the aggregate, is not material. All Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code are so qualified and have received favorable determination, advisory or opinion letters, as applicable, from the IRS, to the effect that such Benefit Plans are so qualified, and each trust created under any Benefit Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code. No event has occurred since the date of the most recent determination letter relating to any such Benefit Plan that would reasonably be expected to adversely affect the qualification of such Benefit Plan. All (i) contributions, transfers or payments required to be made to, (ii) insurance premiums required to be paid with respect to, and (iii) benefits, expenses and other amounts due and payable under each Benefit Plan required by applicable Law or the terms of such Benefit Plan have been paid, made or, if applicable, accrued in all respects in accordance with GAAP. There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that would result in liability (contingent or otherwise) to the Company or its Subsidiaries.

(c) Neither the Company, its Subsidiaries nor any of their ERISA Affiliates currently sponsors, maintains, contributes to or is required to contribute to, or has in the past six years had any liability or obligation (contingent or otherwise) with respect to any plan that (i) is subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) is a “multiple employer plan” within the meaning of Section 413 of the Code, (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) is a “defined benefit plan” within the meaning of Section 3(35) of ERISA. With respect to each Benefit Plan, (A) no condition exists that presents a material risk to the Company of incurring a liability under Title IV of ERISA, (B) the Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Benefit Plan, and (C) no event has occurred that would be reasonably expected to subject the Company or any of its Subsidiaries to any Tax, fine, Lien (other than Permitted Liens), penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations.

(d) The Company, its Subsidiaries and their ERISA Affiliates are in compliance, in all material respects, with the continuation coverage requirements required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

(e) The Company (i) offers coverage to all Full-Time Employees of the Company that is Affordable and provides Minimum Value in material compliance with Section 4980H of the Code and the regulations and guidance issued thereunder, (ii) accurately and timely is in material compliance with the mandatory employer reporting requirements of Section 6055 and Section 6056 of PPACA, and (iii) no event has occurred that would reasonably be expected to subject the Company to any excise taxes set forth in Section 4980H of the Code. For purposes of this Section 3.17(e), the terms “Full-Time Employee,” “Affordable” and “Minimum Value” shall have the meanings ascribed to them under PPACA.

(f) There are no pending or, to the Knowledge of the Company, Actions or investigations threatened involving any of the Benefit Plans (except for routine claims for benefits payable in the normal operation of the Benefit Plans) that would reasonably be expected to result in liability to the Company or its Subsidiaries.

(g) Except as set forth on Section 3.17(g) of the Disclosure Schedule, the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event, (i) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Benefit Plan or (ii) result in payments under any Benefit Plan that would not be deductible under Section 280G of the Code.

(h) Except as set forth on Section 3.17(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability (contingent or otherwise) in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries, except as required under Section 4980B of the Code.

(i) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been documented and operated in material compliance with Section 409A of the Code. The Company and its Subsidiaries have no obligation to “gross-up,” indemnify or otherwise reimburse any employee or any other Person for any Tax incurred by such employee or Person under Section 409A or Section 4999 of the Code.

(j) Each Benefit Plan which is maintained outside of the United States (i) has been maintained, operated and funded in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such Benefit Plan in the jurisdiction in which such Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special Tax treatment meets all material requirements for such treatment and (iii) to the extent required by applicable Law, has been registered with the applicable Governmental Authority.

Section 3.18. Intellectual Property; Information Technology; Data Privacy; Software.

(a) Section 3.18(a) of the Disclosure Schedule sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, a complete and correct list of all the following Owned Intellectual Property: (i) issued patents and applications therefor, (ii)

registered copyrights and pending applications therefore; (iii) registered trademarks and pending applications for registration of trademarks; (iv) Proprietary Software that is material to the businesses of the Company or its Subsidiaries; and (v) domain name registrations. The Owned Intellectual Property required to be listed thereon has been, if and to the extent applicable, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign. The material issued patents, trademark registrations and copyright registrations included in Owned Intellectual Property are subsisting and, to the Knowledge of the Company, any such issued and granted items are valid and enforceable.

(b) The Company and its Subsidiaries own, license or otherwise have a valid right to use all Intellectual Property used in and material to the operation of their businesses as currently conducted, in the manner in which such Intellectual Property is currently used (provided, however, that the foregoing shall not be deemed to be a representation as to non-infringement, misappropriation or other violation of Intellectual Property, for which the representations in the immediately following sentence shall control), and the Owned Intellectual Property is solely owned free and clear of all Liens (other than Permitted Liens). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted and as conducted during the six year period immediately preceding the date hereof does not, and did not, infringe, violate, dilute or misappropriate any other Person’s Intellectual Property rights, (ii) during the six year period prior to the date hereof, neither the Company nor any of its Subsidiaries has been a party to any material Action that includes a claim of infringement, misappropriation, dilution or other violation by any third party with respect to the Company’s or any of its Subsidiaries’ use of such third party’s Intellectual Property, or that challenges the Company’s or any of its Subsidiaries’ rights or the enforceability or validity of Owned Intellectual Property, and (iii) to the Knowledge of the Company, no Person is infringing, violating, diluting or misappropriating any Owned Intellectual Property, or such Owned Intellectual Property is owned by the Company or a Subsidiary by operation of Law.

(c) All current employees, consultants, contractors and agents of the Company, its Subsidiaries and any other Person who participated in the creation or contributed to the conception or development of material Owned Intellectual Property relating to the business of the Company or its Subsidiaries have assigned to the Company or its Subsidiaries all of such Person’s right, title and interest in and to such Owned Intellectual Property.

(d) The Company and its Subsidiaries use reasonable measures to maintain the confidentiality of material trade secrets included in the Owned Intellectual Property, including by entering into confidentiality agreements with Persons to whom any material portion of any such trade secrets are disclosed or by otherwise imposing confidentiality obligations on such Persons in connection with such disclosures, including by virtue of such Persons acknowledging the confidentiality terms in the applicable employee handbook.

(e) The Company and its Subsidiaries have taken commercially reasonable efforts to protect the security and integrity of the IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Systems used by the Company and its Subsidiaries are sufficient for the conduct of their businesses as currently conducted and as presently proposed to be conducted. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, during the six year period immediately preceding the date hereof, the Company and its Subsidiaries have obtained and possessed valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees for their use in connection with their businesses.

(f) In the past three years, the Company and its Subsidiaries have posted and maintained a Privacy Policy on their website and all current Privacy Policies of the Company have been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have data privacy and security practices with respect to their collection, use, sharing, transfer and storage of Personal Information from employees, consumers or other individuals that comply, and, in the past three years, have complied, in all material respects, with (i) material contractual obligations to which the Company and its Subsidiaries are subject and (ii) applicable Data Protection Requirements. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement will not cause, constitute or result in a breach or violation in any material respect of any such material contractual obligations, or of any applicable Data Protection Requirements.

(g) The Company and its Subsidiaries maintain commercially reasonable physical, organizational and technical security measures designed to protect the Personal Information they collect, use, share, transfer or store from employees, consumers or other individuals. The Company has in place commercially reasonable incident response and disaster recovery plans, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past three years, to the Knowledge of the Company, the Company and its Subsidiaries have not suffered a Personal Information Breach resulting in the requirement under applicable Data Protection Laws to notify any Governmental Authority or the individuals whose Personal Information was subject to such Personal Information Breach. In the past three years, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Data Protection Laws, and (ii) to the Knowledge of the Company, no Person has notified the Company in writing of any Action against the Company initiated or pursued by such Person relating to actual or alleged non-compliance by the Company or any of its Subsidiaries with respect to applicable Data Protection Laws.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all material use and distribution of Open Source Software included by the Company and its Subsidiaries in the products or services of the Company and its Subsidiaries is in material compliance with the Open Source Licenses applicable to such use and distribution, including, without limitation, all copyright notice and attribution requirements.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no product of the Company or its Subsidiaries incorporates or has embedded in it any Source Code subject to an Open Source License (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, MIT License, or Apache Software License), such that any product or service of the Company or its Subsidiaries is subject to the terms of such Open Source License in such a manner that requires any material Proprietary Software owned by the Company to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor its Subsidiaries nor any other party acting on behalf of the Company or its Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery, by any escrow agent to any third party of, any Source Code owned by the Company or its Subsidiaries, excluding Persons performing services for the Company or its Subsidiaries involving such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, its Subsidiaries or any other party acting on behalf of the Company or its Subsidiaries, including an escrow agent, of any Source Code owned by the Company or its Subsidiaries to any third party, excluding Persons performing services involving such Source Code for the Company or its Subsidiaries. Section 3.18(j) of the Disclosure Schedule identifies each Contract under which the Company or its Subsidiaries have deposited, or are or may be required to deposit, with an escrow agent, any Source Code owned by the Company or its Subsidiaries. The execution of this Agreement by the Company will not reasonably be expected to result in the release by the Company or its Subsidiaries of any material Source Code owned by the Company or its Subsidiaries from or into escrow, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19. Property.

(a) Owned Real Property. Section 3.19(a) of the Disclosure Schedule sets forth a correct and complete listing of all real property owned in fee by the Company or a Subsidiary of the Company, including the applicable record titleholder thereof (the “Owned Real Property”). The Company owns good and marketable title to the Owned Real Property, free and clear of all Liens (other than Permitted Liens).

(b) Leased Real Property. Section 3.19(b) of the Disclosure Schedule sets forth a correct and complete listing of any and all real property currently leased, subleased, licensed or used by similar agreement by the Company or a Subsidiary of the Company (the “Leased Real Property”; the Leased Real Property, together with the Owned Real Property, the “Real Property”), including the address, the name of the lessee/tenant and the lessor/landlord and an accurate list of all leases, licenses, subleases or similar agreements pursuant to which the Company leases such Leased Real Property, including any amendments thereto (each, a “Lease”). The Company has made available to Parent a correct and complete copy of each Lease. The Company, or the applicable Subsidiary of the Company, holds a valid leasehold interest in each Leased Real Property, free and clear of all Liens other than Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the Leased Real Property, to the Knowledge of the Company, (i) the Lease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms and (ii) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Lease.

(c) Real Property. With respect to the Real Property:

(i) The Real Property is the only real property owned, leased, licensed, occupied or used by the Company and its Subsidiaries, and neither the Company nor a Subsidiary of the Company has agreed to purchase or lease any other real property.

(ii) Other than the Company or a Subsidiary of the Company, there are no adverse or other parties in possession of the Real Property.

(iii) To the Knowledge of the Company, the Company has not received written notice of any pending or threatened, condemnation, eminent domain or similar proceedings that are affecting or would affect all, or any portion of, the Real Property.

(iv) All of the facilities, buildings and improvements on the Leased Real Property (each, a “Facility”): (i) have been used by the Company or its Subsidiaries in the ordinary course of business, and (ii) are in good condition, excepting only reasonable use and ordinary wear and tear, consistent with the Company’s material maintenance and repair obligations under any Lease, if applicable.

(d) Personal Property. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and marketable title to all of its tangible personal property and has valid leasehold interests in all of its leased tangible personal properties necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens and Liens permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company, as applicable), assuming the timely discharge of all obligations owing under or related to the owned tangible personal property and the leased tangible personal property. No representation is made under this Section 3.19 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.18.

(e) Prior Dispositions. Section 3.19(e) of the Disclosure Schedule sets forth, with respect to the Contract set forth on Section 3.19(e) of the Disclosure Schedule, a correct and complete list of (i) the purchased assets, (ii) the products sold, distributed or serviced by the business and (iii) certain other information regarding such Contract.

Section 3.20. Environmental Matters. Except as set forth on Section 3.20 of the Disclosure Schedule, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its

Subsidiaries are, and have been for the past five years, in compliance with all Environmental Laws, (b) during the past five years or prior to that date if not fully resolved, none of the Company, any of its Subsidiaries or the Joint Venture has received any written notice of a violation of Environmental Laws or any actual or potential liability arising under Environmental Laws or relating to any Hazardous Material, (c) as of the date of this Agreement, there is no Action pending or threatened against the Company or any of its Subsidiaries related to an actual or alleged violation of Environmental Laws or a liability arising under Environmental Laws or relating to any Hazardous Material, (d) there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company or any of its Subsidiaries or that would otherwise give rise to liability of the Company or any of its Subsidiaries pursuant to any Environmental Law or any Contract, (e) none of the Company or any of its Subsidiaries has assumed, undertaken, agreed to provide indemnification for or otherwise become subject to any material liability of any other Person relating to or arising from any Environmental Law, (f) none of the Company or any of its Subsidiaries has sold, manufactured, marketed or distributed any products containing asbestos or asbestos-containing materials, and (g) the Company has made available to Parent copies of all material environmental reports in their respective possession or control concerning Environmental Conditions or potential liability under Environmental Laws.

Section 3.21. Customers and Suppliers.

(a) Section 3.21(a) of the Disclosure Schedule sets forth a list of the ten (10) largest (measured by revenue) customers of the Company and its Subsidiaries, taken as a whole (each, a “Material Customer”), for the fiscal year ended February 29, 2024. Since March 1, 2024 to the date of this Agreement, (i) no Material Customer has, to the Knowledge of the Company, notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel or (other than in connection with industry-wide decreases in volume) materially curtail its business relationship with the Company or any of its Subsidiaries, taken as a whole and (ii) neither the Company nor any of its Subsidiaries is engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Customer that remains ongoing.

(b) Section 3.21(b) of the Disclosure Schedule sets forth a list of the ten (10) largest (measured on the basis of the actual amounts paid for goods and services by the Company and its Subsidiaries) suppliers of the Company and its Subsidiaries, taken as a whole (each, a “Material Supplier”), for the fiscal year ended February 29, 2024. Since March 1, 2024 to the date of this Agreement, (i) no Material Supplier has, to the Knowledge of the Company, notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel or (other than in connection with industry-wide decreases in volume) materially curtail its business relationship with the Company or any of its Subsidiaries, taken as a whole and (ii) neither the Company nor any of its Subsidiaries is engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Supplier that remains ongoing.

Section 3.22. Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as are in accord with normal industry practice, (b) all insurance policies owned or held by the Company or any of its Subsidiaries are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Effective Time), (c) none of the Company or any of its Subsidiaries is in breach or default under such policies, which breach or default would permit cancellation, termination or modification of any such insurance policies, and (d) as of the date of this Agreement, none of the Company or its Subsidiaries has received any written notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries in effect on the date of this Agreement.

Section 3.23. Affiliate Transactions. Except as set forth on Section 3.23 of the Disclosure Schedule, no material relationship exists between the Company or any of its Subsidiaries, on the one hand, and any executive officer, director or Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described in Company SEC Documents.

Section 3.24. Product Warranties.

(a) All products manufactured, sold or distributed by the Company or any of its Subsidiaries (“Products”) have, in the last three years, been in material conformity with all applicable contractual commitments, applicable Laws and all express and implied warranties, in each case, to the extent applicable. None of the Company or any of its Subsidiaries has any material liability for replacement thereof or other damages in connection therewith. None of the Company or any of its Subsidiaries has been notified in writing of any material claims (and to the Knowledge of the Company no such claim has been threatened) for any extraordinary Product returns or warranty obligations relating to any of its Products. None of the Company or any of its Subsidiaries has or in the last three years has had any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Products.

(b) In the past three years, (i) there have been no recalls, market withdrawals or similar actions (“Recalls”), whether or not ordered by a Governmental Authority, with respect to any of the Products, and (ii) none of the Company or any of its Subsidiaries has: (A) voluntarily or involuntarily initiated, or caused to be initiated, any Recall of any Product or (B) received any written notice from any Governmental Authority in connection with a claim against the Company or any Subsidiary, in each case, related to any Recall of any Product.

(c) None of the Company or any of its Subsidiaries has, in the past three years, received any written notice from a Governmental Authority commencing, or threatening to initiate, an enforcement action to enjoin the production, sale or marketing of any Products.

Section 3.25. Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article 4, no Takeover Laws are applicable to this Agreement, or the transactions contemplated hereby, other than Section 203 of the DGCL. No other “fair price,” “moratorium,” “control share acquisition” or other similar takeover laws apply or purport to apply to this Agreement or the Merger.

Section 3.26. Opinion of Financial Advisor. The Transaction Committee has received the opinion of Solomon Partners Securities, LLC (which may be an oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock.

Section 3.27. No Brokers. No broker, investment banker, financial advisor or other Person (other than Solomon Partners Securities, LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

Section 3.28. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided to Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) provided (including in any “data room,” management presentations, information memoranda, supplemental information or other materials) or otherwise made available with respect to the Company or its Subsidiaries as to the probable success of the Company or its Subsidiaries. The Company expressly disclaims any and all other representations and warranties, whether express or implied. Except for the representations and warranties made by Parent and Merger Sub in Article 4, the Company hereby acknowledges and agrees that none of Parent, Merger Sub or any of their respective Affiliates or any other Person has made or is making, any express or implied representation or warranty with respect to or on behalf of Parent, Merger Sub or any of their respective Affiliates, and the Company hereby expressly disclaims reliance upon any representations or warranties with respect to or on behalf of Parent, Merger Sub or any of their respective Affiliates, whether made by Parent, Merger Sub or any of their Subsidiaries or any of their respective Affiliates or Representatives, except for the representations and warranties made by Parent and Merger Sub in Article 4.

Article 4
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing as follows:

Section 4.01. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate power required to carry on its business as conducted as of the date hereof. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent has provided to the Company correct and complete copies of the organizational documents of each of Parent and Merger Sub as of the date hereof, including all amendments thereto, and each as so delivered is in full force and effect as of the date hereof. Neither Parent nor Merger Sub is in violation of any provision of its organizational documents.

Section 4.02. Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

Section 4.03. Non-Contravention; Consents and Approvals.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the compliance by each of Parent and Merger Sub with any terms or provisions hereof and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not, (i) result in a violation of any provision of the organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.03(b) have been obtained and all notices and filings described in Section 4.03(b) have been made, result in a violation of any Law or Order applicable to, binding upon or enforceable against Parent or Merger Sub or any of their respective properties or assets, or (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, or require any notice, consent or waiver under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or as set forth in Section 3.03(b) of the Disclosure Schedule, (ii) as required under applicable requirements of the Securities Act, the Exchange Act, other applicable foreign securities Laws, and state securities, takeover and “blue sky” Laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, and (iv) such other consents, approvals, Orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) As a result of the transactions contemplated by this Agreement, no “foreign person,” whether affiliated as a limited partner or otherwise, will obtain through Parent, whether directly or indirectly, or otherwise as a result of the transactions contemplated by this Agreement, any of the following: (i) “control” of the Company; (ii) access to any “material nonpublic technical information” of the Company; (iii) membership or observer rights on the Company board of directors or the right to nominate an individual to a position on the Company board of directors; or (iv) any “involvement (other than through voting of shares) in substantive decision” making of the Company. Unless otherwise specified, all terms in this Section 4.03(c) in quotation marks are defined as those terms are defined in Section 721 the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 4.04. Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and has not since the date of its incorporation, and at no time prior to the Effective Time will have, engaged in any other business activities and does not, and at no time prior to the Effective Time will, have assets, liabilities or obligations of any nature other than as contemplated herein or as otherwise required to effect the transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at all times through the Effective Time will be, wholly owned directly by Parent, free and clear of all Liens.

Section 4.05. Litigation. There are no Actions pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, at law or in equity, by or before any Governmental Authority, that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any Order, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06. Disclosure Documents. None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto or Schedule 13E-3 or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.07. Available Funds. At the Closing, Parent and Merger Sub will have or will have access to, immediately available funds sufficient to (a) pay the Per Share Merger Consideration and the Company RSU Consideration, (b) satisfy all of their other obligations under this Agreement and (c) pay all fees and expenses payable by Parent and Merger Sub in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party. As of the Effective Time, after giving effect to the consummation of the transactions contemplated by this Agreement and the payment of all fees and expenses payable by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, Parent shall be solvent and able to pay its debts as they come due.

Section 4.08. Ownership of Company Common Stock. Section 4.08 of the Disclosure Schedule, dated as of the date hereof, delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement, sets forth all Shares owned (directly or indirectly, beneficially or of record) by Parent or its Affiliates or under which Parent or any of its Affiliates holds any rights to acquire or vote any Shares.

Section 4.09. No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.10. No Other Representations or Warranties; Independent Investigation.

(a) Except for the representations and warranties contained in this Article 4, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Affiliates or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby. Each of Parent and Merger Sub expressly disclaims any and all other representations and warranties, whether express or implied.

(b) Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges and agrees that each of Parent and Merger Sub has been provided with access to the personnel, properties, premises and books and records related thereto (including via electronic data room) for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub hereby waives any claims or causes of action against, and acknowledges and agrees that the Company and its Affiliates and their respective Representatives shall not have any liability or responsibility whatsoever to, Parent, Merger Sub or their Affiliates (including, from and after the Effective Time, the Surviving Corporation and its Subsidiaries) or any of their respective Representatives (including in Contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, Merger Sub or their Affiliates or any of their respective Representatives, except as expressly and specifically covered by a representation or warranty set forth in Article 3.

(c) Without limiting the generality of the foregoing, in connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other person, with respect thereto. Accordingly, Parent and Merger Sub acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, or business plans).

(d) Except for the representations and warranties made by the Company in Article 3, Parent and Merger Sub hereby acknowledge and agree that neither the Company, its Subsidiaries nor any of their respective Affiliates or any other Person has made or is making, any express or implied representation or warranty with respect to or on behalf of the Company or its Affiliates, and Parent and Merger Sub hereby expressly disclaim reliance upon any representations or warranties with respect to or on behalf of the Company or any of its Affiliates, whether made by the Company or any of its Subsidiaries or any of its Affiliates or Representatives, except for the representations and warranties made by the Company in Article 3.

Article 5
Covenants

Section 5.01. Conduct of Business.

(a) During the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01 of the Disclosure Schedule, (ii) as expressly contemplated by or necessary to effectuate the transactions contemplated by, this Agreement, (iii) as required by applicable Law or a Governmental Authority or (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organization and maintain relationships with its customers, suppliers and other Persons with which it has significant business relations; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.01(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.01(b).

(b) During the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01 of the Disclosure Schedule, (ii) as expressly contemplated by, this Agreement, (iii) as required by applicable Law or a Governmental Authority or (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

(i) (A) split, combine, reclassify or subdivide any shares of its capital stock, (B) declare, set aside or pay any dividend or make any other distribution (whether in cash,

stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly owned Subsidiaries) or (C) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, except for redemptions, repurchases, cancellations or other acquisitions (I) required (or permitted in connection with any net share settlement or Tax withholding) by the terms of any Company Equity Plan or any award agreement thereunder or (II) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries, on the one hand, and any director, employee or equityholder of the Company or any of its Subsidiaries, on the other hand;

(ii) issue, sell, pledge, transfer, dispose of, grant, transfer, lease, licenses, guarantee, encumber or otherwise enter into any Contract or other agreement or arrangement with respect to the voting of any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, except for (A) issuances or sales of any of the foregoing to the Company or any wholly owned Subsidiary of the Company and (B) issuance of shares of Company Common Stock subject to Company RSUs existing on, and granted prior to, the date of this Agreement;

(iii) voluntarily adopt or publicly propose a plan of complete or partial liquidation or dissolution of the Company, or restructure, reorganize or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its properties, assets, operations or business;

(iv) adopt, amend or propose changes to its certificate of incorporation or bylaws, or equivalent organizational documents;

(v) acquire or dispose (by merger, consolidation or acquisition or disposition of stock or other equity interests or of assets), directly or indirectly, of any Person, business or division or real property;

(vi) incur, assume or guarantee any indebtedness for borrowed money (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) refinancing of existing indebtedness for borrowed money not to exceed $500,000 or (B) for working capital purposes under facilities existing on the date of this Agreement in the ordinary course of business consistent with past practice and not to exceed $500,000;

(vii) make any loans, advances or capital contributions to or investments in any Person, other than loans or advances (A) by the Company to any of its wholly owned Subsidiaries or (B) required by any Contract or other legal obligation of the Company or any of its Subsidiaries in existence as of the date of this Agreement and made available to Parent;

(viii) sell, lease, license or otherwise dispose of any Subsidiary or assets, securities or property except (A) as permitted pursuant to Contracts existing as of the date hereof and made available to Parent, (B) dispositions of obsolete assets or property in the ordinary course of business consistent with past practice, (C) sales of inventory or equipment in the ordinary course of business consistent with past practice, or (D) for such sale, lease, license or other disposition that does not exceed $500,000 in the aggregate;

(ix) except as permitted pursuant to Section 5.13, waive, settle, concede, compromise or release any Action against the Company or any of its Subsidiaries, other than settlements of Actions where the amount paid by the Company or any of its Subsidiaries (less the amount of any insurance recoveries, indemnification or existing reserves established in accordance with GAAP) in settlement does not exceed $250,000 in the aggregate or would result in the imposition of any Order or restriction that would restrict the activity or conduct of the Company or its Subsidiaries or involve the finding or admission of any criminal liability, any material wrongdoing or any wrongful conduct by the Company or any of its Subsidiaries;

(x) materially change its accounting methods, principles, practices or policies, except as may be required by Law, GAAP or the rules or policies of the Public Accounting Oversight Board;

(xi) other than as required by Law or any Benefit Plan as in existence as of the date of this Agreement, (i) increase the amount of compensation paid to any employee, executive officer, individual independent contractor or director of the Company, except for the payment of annual bonuses for completed periods base on actual performance in the ordinary course of business, (ii) adopt or amend any Benefit Plan, (iii) terminate, or increase any benefits under any Benefit Plan, or (iv) establish a new Benefit Plan;

(xii) hire or terminate (other than for cause) any employee with a base salary in excess of $100,000, except for hiring to replace an employee who is employed on the date of this Agreement but whose employment terminates prior to the Closing;

(xiii) engage in any “mass layoff” or “plant closing” which would trigger the notification requirements of the WARN Act;

(xiv) other than in the ordinary course of business (A) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, (B) amend, modify, fail to renew, assign, transfer or terminate any Material Contract (or any Contract that would have been a Material Contract had it been entered into prior to this Agreement) in a manner that is materially adverse to the Company, or (C) amend, cancel, modify, assign, transfer, waive, accelerate or defer any material debts or rights under any Material Contract (or any Contract that would have been a Material Contract had it been entered into prior to this Agreement) in a manner that is materially adverse to the Company;

(xv) make or authorize any payment of, or accrual or commitment for, any new capital expenditures, other than in the ordinary course of business consistent with past practice and in an aggregate amount not greater than $500,000;

(xvi) make or change any material Tax election, settle or compromise any material Tax claim or assessment, file any material amended Tax Return, enter into any closing or similar agreement, affirmatively surrender a right to a material Tax refund, or waive or extend the statute of limitations with respect to any material Tax;

(xvii) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

(xviii) enter into any joint venture, partnership, participation or other similar arrangement;

(xix) cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries other than debts or claims in an aggregate amount not to exceed $500,000; or

(xx) authorize any of, or commit or agree to take any of, the foregoing actions.

(c) Nothing in this Section 5.01 is intended to result in the Company or any of its Subsidiaries ceding control to Parent or Merger Sub of the Company’s or any of its Subsidiaries’ basic ordinary course of business and commercial decisions prior to the Effective Time.

Section 5.02. Stockholder Meeting; Proxy Material.

(a) The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 5.03(b) and Section 5.03(e), the Board shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. A Company Adverse Recommendation Change made in accordance with Section 5.03(e) will not constitute a breach by the Company of this Agreement. In connection with such meeting, the Company shall (i) with the assistance of Parent, promptly prepare and file (but no later than 30 calendar days following the date hereof) with the SEC the preliminary Company Proxy Statement, (ii) use its commercially reasonable efforts to respond to the SEC’s comments and thereafter mail to its stockholders as promptly as practicable the definitive Company Proxy Statement and all other proxy materials for such meeting, (iii) use its commercially reasonable efforts to obtain the Company Stockholder Approval and (iv) otherwise comply in all material respects with all legal requirements applicable to such meeting. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 and shall use their respective reasonable best efforts to respond to the SEC’s comments with respect thereto.

(b) Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company, and the Company will furnish to Parent, the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement and the Schedule 13E-3. The Company shall provide Parent with a reasonable opportunity to review drafts of the Company Proxy Statement and any other documents related to the Company Stockholder Meeting and will consider in good faith any reasonable comments provided by Parent or its outside legal counsel in connection with such review. The Company and Parent shall (i) provide each other with a reasonable opportunity to review drafts of the Schedule 13E-3 prior to filing the Schedule 13E-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the other Party, its outside legal counsel and its other Representatives. Notwithstanding the foregoing, the Company may amend or supplement the Company Proxy Statement without the review or comment of Parent in the event of a Company Adverse Recommendation Change; provided that such amendments and supplements are consistent with the Company’s obligations under this Agreement.

(c) The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of all comments from the SEC with respect to the Company Proxy Statement or Schedule 13E-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party or any of its Representatives and the SEC with respect to the Company Proxy Statement or the Schedule 13E-3, as applicable.

(d) The Company shall not be permitted to postpone, adjourn, recess or otherwise delay the Company Stockholder Meeting or, after the Company has established a record date for the Company Stockholder Meeting, change the record date or establish a different record date for the Company Stockholder Meeting, unless required to do so in the Company’s good faith opinion (after consultation with outside counsel) by applicable Law or the Company’s organizational documents, or except (i) with the prior written consent of Parent, (ii) for the absence of a quorum (in which case the Company shall, and shall instruct its proxy solicitor to use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy of a quorate number of Shares), or (iii) after consultation with Parent, if the Company reasonably believes that such adjournment, postponement, recess or delay is necessary (and to the extent required, change the record date in connection therewith) to allow reasonable additional time (x) for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting, or (y) to solicit additional proxies in order to obtain the Company Stockholder Approval; provided, that if the Company delivers a notice of an intent to make a Company Adverse Recommendation Change pursuant to Section 5.03 within five Business Days prior to the original date that the Company Stockholder Meeting is scheduled, as set forth in the definitive Company Proxy Statement, or any date that the Company Stockholder Meeting is scheduled to be held thereafter in accordance with the terms of this Section 5.02(d), at the request of Parent, the Company shall as promptly as practicable thereafter postpone, adjourn or recess the Company Stockholder Meeting for up to ten Business Days in accordance with Parent’s direction. The Company agrees to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis or as reasonably requested by Parent. In the case of any of the foregoing clauses (i)-(iii), unless otherwise agreed to by each of Parent and the Company (which agreement shall not be unreasonably withheld, conditioned or delayed), (x) the Company Stockholder Meeting shall not be adjourned or postponed to a date that is more than fifteen Business Days after the date for which the meeting was previously scheduled (it being understood, subject to this clause (x) and the following clause (y), that the Company Stockholders Meeting may be adjourned or postponed by the Company every time the circumstances described in the foregoing clauses (i)-(iii) exist) and (y) in no event may the Company postpone the Company Stockholders Meeting without the prior written consent of Parent

(which consent shall not be unreasonably withheld, conditioned or delayed) if doing so would require the setting of a new record date, unless required by applicable Law.

Section 5.03. Solicitation; Company Adverse Recommendation Change.

(a) From the execution of this Agreement until the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except as permitted by this Section 5.03, the Company agrees that neither it nor any of its Subsidiaries nor any of its or their respective directors or officers shall, and the Company shall cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (provided, that any communication undertaken by the Company in the ordinary course of business and not related, directly or indirectly, to an Acquisition Proposal, the Merger or any other similar transaction shall not, in and of itself, be deemed an action by the Company to knowingly encourage or knowingly facilitate) any Acquisition Proposal or offer or inquiry that would reasonably be expected to lead to any Acquisition Proposal, or the making or consummation thereof, (ii) other than to inform any Person of the existence of the provisions contained in this Section 5.03, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or afford any Person access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in connection with, or otherwise knowingly cooperate or assist any effort by any Person in making, any Acquisition Proposal, (iii) take any action to exempt any party from any applicable Takeover Laws or fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or similar agreement or document with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.03(b)) (an “Acquisition Agreement”), or (v) commit to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Board permitted under Section 5.03(b), Section 5.03(d), Section 5.03(e), or Section 7.01(d)(ii) shall not be deemed to be a breach of this Section 5.03(a). The Company shall, and shall cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and shall promptly (x) send written notice demanding that any such Person or its Representatives in possession of non-public information of the Company or its Subsidiaries return or destroy such information and (y) terminate all physical and electronic data access previously granted to such Persons.

(b) Notwithstanding anything to the contrary in Section 5.03(a), at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal (i) the Company and the Company’s Representatives shall be permitted to participate in discussions regarding such Acquisition Proposal solely to clarify and understand any ambiguous terms and conditions of such Acquisition Proposal that are necessary to provide adequate information for the Board to make an informed determination under this Section 5.03, (ii) if the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company and its Representatives may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement with terms in the aggregate no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any standstill provision); provided, that any non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent concurrently with the time it is provided or made available to such Person and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives and potential sources of financing) regarding such Acquisition Proposal.

(c) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any written Acquisition Proposal, or any inquiry or request that would be reasonably expected to lead to an Acquisition Proposal, or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that the Company believes may be considering making, or has made, an Acquisition Proposal, which notice by the Company, in each case, shall identify the material terms and conditions of, any such Acquisition Proposal, indication or request (including any material changes thereto). The Company shall keep Parent informed as to the status and details of any such Acquisition Proposal or request on a reasonably prompt basis, including promptly (but in no event later than within 24 hours of receipt) providing to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes the terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters) or any amendment thereto.

(d) The Board shall not (i) fail to include the Company Recommendation in the Company Proxy Statement, (ii) withdraw, withhold, qualify or modify (or publicly propose or resolve to withdraw, withhold, qualify or modify) in a manner adverse to Parent the Company Recommendation, (iii) if a tender or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders of the Company within 10 Business Days after such offer is first commenced or subsequently amended in any material respect, (iv) following the public disclosure of an Acquisition Proposal, fail to publicly reaffirm the Company Recommendation within five Business Days after Parent requests a reaffirmation of the Company Recommendation, or (v) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise publicly declare advisable, any Acquisition Proposal, any other proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Agreement (each, a “Company Adverse Recommendation Change”).

(e) Notwithstanding anything to the contrary in this Section 5.03, the Board may make a Company Adverse Recommendation Change if:

(i) an Intervening Event becomes known to the Board; provided, that (A) the Company provides Parent with at least five days’ written advance notice indicating that the Company, acting in good faith, believes that an Intervening Event has occurred and is reasonably likely to lead the Board to make the determination set forth in clause (B) of this Section 5.03(e)(i), which notice shall include a reasonably detailed description of the

Intervening Event, and (B) the Board concludes (taking into account any amendments to this Agreement that may be proposed by Parent pursuant to Section 5.03(f)) in good faith after consultation with its financial advisor and outside legal counsel that the failure of the Board to make such Company Adverse Recommendation Change would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; or

(ii) an Acquisition Proposal is made, provided, that (A) the Company provides Parent with at least five days’ written advance notice indicating that the Company, acting in good faith, believes that an Acquisition Proposal has been made and is reasonably likely to lead the Board to make the determinations set forth in clauses (B) and (C) of this Section 5.03(e)(ii), which notice shall include the terms of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, (B) the Board concludes (taking into account any amendments to this Agreement that may be proposed by Parent pursuant to Section 5.03(f)) that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, and (C) the Board concludes in good faith after consultation with its financial advisor and outside legal counsel that the failure of the Board to make such Company Adverse Recommendation Change would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

(f) During any five-day period specified in clause (A) of Section 5.03(e)(i) or clause (A) of Section 5.03(e)(ii), Parent shall be entitled to deliver to the Company one or more written proposals for amendments to this Agreement and, if requested by Parent, the Company shall negotiate with Parent in good faith with respect thereto until the expiration of such five-day period. Any material change to the facts and circumstances relating to an Intervening Event, or any material amendment of an Acquisition Proposal, including any revision to price, shall require the Company to deliver to Parent a new written notice and again comply with the provisions of Section 5.03(e)(i) or Section 5.03(e)(ii), as applicable; provided, however, that the period during which the Board effecting the Company Adverse Recommendation Change is required to negotiate in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent in response to such changes to the facts and circumstances relating to an Intervening Event or any material amendment of an Acquisition Proposal pursuant to the provisions above shall expire five days after the Board provides written notice of such changes or amendments.

(g) Nothing contained in this Section 5.03 shall prohibit the Company from complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) thereunder), or to prohibit the Company from making any disclosure if the Board determines in good faith (after consultation with its outside counsel) that failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, nor shall any such action be deemed to constitute a breach of the Company’s obligations under this Agreement; provided, however, that nothing in this Section 5.03(g) shall permit the Company to effect a Company Adverse Recommendation Change (including in compliance with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other applicable Law) without complying with Section 5.03(e).

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to (A) a merger, consolidation or other business combination, tender offer, exchange offer or any transaction involving the purchase or acquisition of 15% or more of the Shares, including as a result of a primary issuance of Company Common Stock, or (B) a direct or indirect purchase, sale, lease, transfer or acquisition of the assets of the Company and its Subsidiaries that constitute or account for (x) more than 15% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (y) more than 15% of the fair market value of the assets of the Company, (other than any such proposal or offer made by Parent, Merger Sub or any of their Affiliates).

(ii) “Intervening Event” means a material event, fact, circumstance, development, change or occurrence or the consequences of any of the foregoing that is unknown and not reasonably foreseeable to the Board as of the date of this Agreement that does not result from or arise out of an Acquisition Proposal or a Superior Proposal; provided, that the following events, facts, circumstances, developments, changes or occurrences shall not constitute an Intervening Event: (a) changes in the market price or trading volume of the Shares or the debt instruments or credit ratings of the Company or its Subsidiaries, (b) the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period, (c) changes in business or political conditions or in capital, credit or financial markets in general, including (i) changes in interest rates and changes in exchange rates, or (ii) the effect of any potential or actual government shutdown, (d) changes, effects, events, occurrences, states of facts or developments generally affecting the industry or the markets in which the Company and its Subsidiaries participate, and (e) changes after the date of this Agreement in accounting requirements or principles or in applicable Laws or the interpretation or enforcement thereof (provided, however, that the underlying causes of such change or fact shall not be excluded by clauses (a)-(e)).

(iii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal which the Board concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all factors the Board acting in good faith considers to be appropriate (including (A) any proposal by Parent in writing to amend or modify the terms hereof, (B) the identity of the Person making such Acquisition Proposal, and (C) the consideration, terms, conditions, timing, likelihood of consummation, financing terms and legal, financial, and regulatory aspects of such Acquisition Proposal), (I) would, if consummated, be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (provided, that for the purpose of this definition, references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “80%”), and (II) is reasonably expected to be consummated on the terms proposed.

(i) References in this Section 5.03 to the “Board” shall mean the Board or, to the extent applicable, the Transaction Committee or another duly authorized committee thereof.

Section 5.04. Access to Information; Confidentiality. From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the

Company shall, and cause its Subsidiaries, officers, directors and Representatives to (a) provide Parent reasonable access to the offices, properties, books and records of the Company and its Subsidiaries and (b) furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may reasonably request; provided, that (i) such access or information requests do not unreasonably interfere with the operation of the Company’s and its Subsidiaries’ business, result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties, and shall be subject to their respective reasonable security measures and insurance requirements, (ii) Parent and its Representatives shall not contact or otherwise communicate with the customers or suppliers of the Company and its Subsidiaries (other than contact or other communications with such customers or suppliers by Parent in the ordinary course of business and not related to the transactions contemplated by this Agreement) unless, in each instance, approved in writing in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed), and an authorized representative of the Company is present throughout such contact or communication, (iii) such access shall not require the Company or its Subsidiaries to allow any invasive environmental testing or sampling (which shall require the prior written approval of the Company in its sole and absolute discretion) and (iv) nothing herein shall require the Company or its Subsidiaries to furnish to Parent or its Representatives, or provide Parent or its Representatives with access to, information that legal counsel for the Company reasonably determines to (A) give rise to a violation of a Law, including any Antitrust Law, (B) be subject to an attorney-client or other legal privilege or (C) not be permitted to be provided to Parent or its Representatives under the terms of any Contract. Parent acknowledges that the information and access provided pursuant to this Section 5.04 shall be subject to the terms and conditions of the letter agreement executed on August 26, 2024, by the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall survive any termination of this Agreement. All requests for access or information pursuant to this Section 5.04 shall be made through the Chief Financial Officer of the Company or such Person as he shall designate. If the Company seeks to withhold information from Parent and Merger Sub for any reason permitted by this Section 5.04, the Company and Parent shall cooperate to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided.

Section 5.05. Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each Party shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, but in any event before the End Date, including: (i) preparing and filing all forms, registrations, notifications, and notices required to be filed to consummate the Merger and the other transactions contemplated hereby (including as set forth in Section 5.05(d) below); and (ii) obtaining and maintaining any requisite consent, approval, authorization, waiver or Order required to be obtained from any other Person, including any Governmental Authority (whether or not such consents, approvals, authorizations, waivers or Orders are conditions to the consummation of the Merger pursuant to Article 6).

(b) In furtherance and not in limitation of the foregoing, such reasonable best efforts of Parent and Merger Sub shall include, at Parent’s sole cost and expense, taking any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, and in any event before the End Date. In particular, Parent and Merger Sub agree that their obligations pursuant to this Section 5.05 shall include (i) if reasonably determined by Parent to be necessary after consultation with the Company, “pulling and refiling” their filing made pursuant to the HSR Act in order to delay or avoid the issuance of any request for additional information or documentary material issued pursuant to the HSR Act (a “Second Request”), (ii) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any of the businesses, product lines or assets of the Surviving Corporation or its Subsidiaries, (iii) terminating existing, or creating new, relationships, contractual rights or obligations of the Surviving Corporation or its Subsidiaries, (iv) effectuating any other change or restructuring of the Company or its Subsidiaries, or otherwise taking or committing to take any actions that limit the freedom of action of, the Company or its Subsidiaries, with respect to, or its ability to retain, one or more assets or businesses, or (v) resolving any objection asserted with respect to the transactions contemplated under this Agreement raised by any Governmental Authority; provided, however, that Parent and Merger Sub shall not be required to take such actions under this Section 5.05(b) that would, or would reasonably be expected to (in Parent’s reasonable opinion) result in a material and adverse effect (provided that clause (B) and the proviso to the definition of “Company Material Adverse Effect” shall be disregarded) on the Company and its controlled Affiliates, taken as a whole (and, for the avoidance of doubt, Parent shall not be required to take any such actions with respect to any of the assets, voting securities, properties, products, product lines, services or businesses of Parent or any of its Affiliates); provided, further that neither Parent nor Merger Sub will be required to respond to a Second Request or any comparable formal or informal request or in-depth review pursuant to any other applicable Law (including under any Antitrust Law) from any Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, (i) no action taken by Parent pursuant to this Section 5.05 shall entitle Parent to any reduction of the Per Share Merger Consideration, and (ii) the parties acknowledge that the Company and its Affiliates shall not be required to divest or hold separate or otherwise take or commit to take any action that, prior to the Closing, limits its freedom of action with respect to, or its ability to retain, the business of the Company or its Subsidiaries, any of its or their respective assets and properties, or any material portion thereof.

(d) Parent and the Company agree to make, and to cause their respective Affiliates to make, any necessary filings under the HSR Act and any other Antitrust Laws as promptly as practicable after execution of this Agreement; provided, however, that any necessary filings under the HSR Act shall, in any event, be made within 10 Business Days after the execution of this Agreement (provided, that if the Federal Trade Commission or the Antitrust Division of the United States Department of Justice is closed or not accepting filings under the HSR Act (a “Closure”), such 10 Business Day period shall be extended day-for-day, for each Business Day such Closure is in effect). Parent and the Company shall, and shall cause their respective Affiliates to, (i) comply at the earliest practicable date with any request under the HSR Act or any other Antitrust Laws to provide information, documents or other materials requested by any Governmental Authority (including during any extension of the waiting period under the HSR Act pursuant to a “pull and refile” of Parent and Merger Sub’s filing made pursuant to the HSR Act), and (ii) coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws as promptly as practicable, but in any event before the End Date, and unless prohibited by applicable Law or a Governmental Authority, (A) keep outside antitrust counsel for the other Party promptly informed of any communication received by such Party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated hereby, and (B) provide outside antitrust counsel for the other Party with a reasonable opportunity to review any proposed communication by such Party or its Affiliates with any Governmental Authority, consult with outside antitrust counsel for the other Party prior to any meeting or conference with any Governmental Authority, and attend and participate in such meetings or conferences. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent will not, and will not permit its Affiliates to consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any Governmental Authority with respect to the transactions contemplated by this Agreement. Each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.05 as “outside antitrust counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside antitrust counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be), or its outside antitrust counsel. Notwithstanding anything to the contrary in this Section 5.05, materials provided to the other party hereto or its outside antitrust counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries or other competitively sensitive information. The parties shall coordinate and consult in good faith with respect to the overall strategy relating to the HSR Act and any other applicable Antitrust Laws, including with respect to any antitrust filings, notifications, submissions and communications with or to any Governmental Authority; provided, however, that Parent shall make the final determination as to the appropriate course of action.

(e) Parent shall not, and shall not permit any of its Affiliates to, enter into (or agree to enter into) any merger or acquisition that would reasonably be expected to: (i) materially delay or materially and adversely affect Parent’s ability to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws with respect to the Merger as promptly as practicable, but in any event before the End Date; or (ii) materially delay or materially and adversely affect Parent’s ability to avoid the entry of, the commencement of any Action seeking the entry of, or effect the dissolution of, any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws.

Section 5.06. Certain Filings.

(a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or Schedule 13E-3 and timely seeking to obtain any such actions, consents, approvals or waivers.

(b) Each of Parent and the Company shall promptly notify the other party of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives and any Governmental Authority. Neither Parent nor the Company shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.

Section 5.07. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, all past and present directors, officers and employees of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of the Company or any of its Subsidiaries or is or was serving at the request of, or to represent the interest of, the Company or any of its Subsidiaries as a director, officer, partner, member, trustee, fiduciary, employee or agent of any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for profit public service organization or trade association or (ii) matters existing or occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits Parent or the Surviving Corporation to provide broader indemnification rights or rights of advancement of expenses than such Law permitted Parent or the Surviving Corporation to provide prior to such amendment). In the event of any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any such proceeding or threatened Action from Parent or the Surviving Corporation (within 10 days of receipt by Parent or the Surviving Corporation from an Indemnified Party of a request therefor) to the fullest extent and in the manner permitted by the DGCL and the certificate of incorporation and bylaws of the Company as at the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Without limitation to clause (a), Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) organizational documents for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers of the Company, no less favorable than those contained in the Company’s organizational documents as of the date hereof.

(c) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.07.

(d) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of directors’ and officers’ liability insurance, fiduciary liability insurance and employee practices liability insurance (to the extent applicable to directors of the Company as of the date of this Agreement) (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six years after the Effective Time (the “Tail Period”) with respect to any claim related to matters existing or occurring at or prior to the Effective Time from the Company’s D&O Insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies; provided, however, that in no event shall the premium amount for such policies exceed 300% of the last aggregate annual premium paid by the Company prior to the date hereof. If the Company for any reason fails to obtain or Parent for any reason fails to cause to be obtained such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the current D&O Insurance for the Tail Period, with at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to D&O Insurance in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the D&O Insurance coverage required to be obtained pursuant hereto, but in such case shall purchase D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for such amount.

(e) Notwithstanding anything herein to the contrary, if any proceeding or threatened action, suit, proceeding, investigation or claim (whether arising before, at or after the Effective

Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.07 shall continue in effect until the final disposition of such proceeding or threatened action, suit, proceeding, investigation or claim.

(f) The provisions of this Section 5.07 are (i) intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.08. Employee Matters.

(a) For a period commencing on the Effective Time and ending on the date that is 12 months following the Closing Date, each employee of the Company and its Subsidiaries on the Closing Date who remains in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive (i) base salary or base wages that is no less favorable than the base salary or base wages that was provided to the Continuing Employee immediately prior to the Closing; (ii) severance benefits that are no less favorable than the severance benefits that were provided to the Continuing Employee immediately prior to the Closing pursuant to applicable Law or the severance policies of the Company or its Subsidiaries in effect on the date hereof; and (iii) a target annual incentive opportunity and employee benefits (including long-term incentive compensation, defined contribution retirement plan, vacation, health and welfare, fringe, and equity compensation, but excluding severance, retiree medical and defined benefit plan benefits) that are substantially comparable in the aggregate to the target annual incentive opportunity and those benefits provided by the Company immediately prior to the Effective Time.

(b) For purposes of eligibility to participate and vesting for a Continuing Employee in a benefit plan of Parent or its Affiliates (a “Parent Benefit Plan”) and for purposes of determining the level of vacation benefits, Parent shall credit each Continuing Employee with all years of service for which such Continuing Employee was credited before the Closing Date under any comparable Benefit Plans, except to the extent such credit would result in a duplication of benefits. With respect to any Parent Benefit Plan that is a welfare plan, Parent shall, and shall cause its Affiliates to use commercially reasonable efforts to, (i) cause all pre-existing condition exclusions, evidence of insurability requirements, and actively-at-work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents to the extent waived, satisfied or not included under the comparable Benefit Plan, and (ii) recognize for each Continuing Employee and his or her covered dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under applicable Parent Benefit Plans covering the Continuing Employees during the plan year in which the Closing Date occurs any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her covered dependents during the plan year for such Benefit Plan in which the Closing Date occurs.

(c) For a period of at least 12 consecutive months following the Closing Date, Parent shall cause the Surviving Corporation to assign and assume the employment agreements set forth on Section 5.08(c) of the Disclosure Schedule.

(d) Prior to the Closing Date, the Company shall take all actions necessary to terminate the VOXX International Corporation Profit Sharing and 401(k) Plan in accordance with ERISA and the Code, effective as of no later than the day prior to the Closing Date, and all documentation to effectuate such termination shall be in form and substance reasonably satisfactory to Parent. Effective as of the Closing Date, Parent or its Affiliate shall sponsor, maintain or establish, or cause to be sponsored, maintained or established, a defined contribution 401(k) plan (the “Parent 401(k)”), and shall cause the Continuing Employees to become eligible to participate in the Parent 401(k) as promptly as reasonably practicable following the Closing Date.

(e) The provisions of this Section 5.08 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to (i) confer upon or give to any Person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.08, (ii) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan or other compensation or benefit plan, agreement or arrangement, or (iii) limit the right of the Company, Parent or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other compensation or benefit plan, agreement or arrangement.

Section 5.09. Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, rules of a stock exchange, or court process; provided, that the restrictions set forth in this Section 5.09 shall not apply to any release or announcement made or proposed to be made (a) following a determination by the Board that an Acquisition Proposal constitutes a Superior Proposal or (b) following a Company Adverse Recommendation Change. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties. Prior to the Closing, each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as those statements are consistent with previous statements made jointly by the Company and Parent.

Section 5.10. Section 16 Matters. Prior to the Effective Time, the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11. Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.12. Takeover Laws. If any Takeover Law is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Law on such transactions.

Section 5.13. Stockholder Litigation. The Company shall promptly provide Parent with notice of all Actions against the Company, any of its Subsidiaries or any of their respective directors, officers or Affiliates by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall (a) give Parent an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to the transaction contemplated by this Agreement, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent and (b) give Parent the opportunity to otherwise participate in the defense or settlement of any such litigation (in each case at Parent’s expense), and shall consider Parent’s advice with respect to such litigation, with respect to the Company’s defense or settlement of any such Actions (other than any Action or settlement where the interests of the Company or any of its Affiliates are, or would reasonably be expected to be, adverse to those of Parent, Merger Sub or any of their respective Affiliates); provided, that the Company shall control such defense and settlement and the disclosure of information in connection therewith shall be subject to the provisions of Section 5.04, including regarding attorney-client privilege or other applicable legal privilege; and provided further, that the Company shall not settle any such Actions by stockholders without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), except for settlements providing solely for money damages and the payment of attorney’s fees (i) paid entirely from proceeds of insurance, except for any applicable deductible or (ii) in an aggregate amount (together with all other settlements entered into pursuant to this Section 5.13) not in excess of an amount set forth on Section 5.13 of the Disclosure Schedule.

Section 5.14. Certain Indebtedness. The Company shall, with Parent’s cooperation and at Parent’s expense, take such actions as are necessary and appropriate to obtain, prior to the Closing Date, pay-off letters in a form reasonably satisfactory to Parent evidencing the amount (the “Pay-off Amount”) necessary to pay off, at the Effective Time, all existing indebtedness and other obligations, which is set forth on Section 5.14(a) of the Disclosure Schedule (excluding any letters of credit set forth on Section 5.14(b) of the Disclosure Schedule outstanding as of the Effective Time and identified in writing by the Company to Parent at least five Business Days prior to the Effective Time, which Parent will, directly or indirectly, assume or otherwise provide acceptable replacement letters of credit or cash collateral) under that certain Second Amended and Restated Credit Agreement, dated as of April 26, 2016, by and among the Company, the borrowers party thereto from time to time, the guarantors and the lenders party thereto from time to time and

Wells Fargo Bank, N.A., as administrative agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). At or prior to the Closing, Parent shall, or shall cause one of its Subsidiaries to, pay, on behalf of the Company, the Pay-off Amount to an account or accounts designated by the administrative agent under the Credit Agreement and take such reasonable action as necessary to replace such outstanding letters of credit as of the Effective Time.

Section 5.15. Parent Vote. Parent shall vote or cause to be voted any Shares beneficially owned by it or any of its Subsidiaries in favor of the adoption of this Agreement at the Company Stockholder Meeting and at all postponements, recesses or adjournments thereof.

Section 5.16. Pre-Closing Actions. Prior to the Closing Date, the Company shall take the actions set forth on Section 5.16 of the Disclosure Schedule in accordance therewith.

Article 6
Conditions to the Merger

Section 6.01. Conditions to the Obligations of Each Party to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) no Governmental Authority of competent jurisdiction shall have enacted, entered or enforced any Order or Law which is in effect and declares unlawful or enjoins the Merger;

(b) the Company Stockholder Approval shall have been obtained in accordance with the DGCL; and

(c) the waiting period under the HSR Act shall have expired or been terminated and the approvals set forth in Section 6.01(c) of the Disclosure Schedule shall have been obtained.

Section 6.02. Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The respective obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company set forth in Section 3.01 (Organization, Standing and Corporate Power), Section 3.02 (Authority), Section 3.03(a)(i) (Non-Contravention), Section 3.05(b) (Subsidiaries), Section 3.25 (Takeover Laws) and Section 3.27 (No Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period); (ii) the representations and warranties of the Company set forth in Section 3.04(a) and Section 3.04(b) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) (with the exception of inaccuracies that are individual or in the aggregate de minimis); and (iii) the other representations and warranties of the Company set forth in Article 3 shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the effect of clauses (a) and (b) above; and

(d) there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had a Company Material Adverse Effect.

Section 6.03. Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Parent Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c) the Company shall have received a certificate signed by a duly authorized officer of Parent and Merger Sub to the effect of clauses (a) and (b) above.

Article 7
Termination

Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company:

(i) if the Merger has not been consummated on or before the six month anniversary of the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) if any Governmental Authority of competent jurisdiction shall have enacted, entered or enforced any Order or Law permanently enjoining, restraining, prohibiting or making illegal the consummation of the Merger, which Order or Law shall have become final and non-appealable; provided, however, that (A) the Party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have complied in all material respects with its obligations set forth in Section 5.05 to contest, appeal or seek to have removed such Order or Law and (B) the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party whose breach or failure to perform or comply with any obligation under this Agreement was the primary cause of, or the primary factor that resulted in, the issuance of such Order or Law; or

(iii) if the Company Stockholder Approval has not been obtained at the Company Stockholder Meeting (or, if the Company Stockholder Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no Party may terminate this Agreement pursuant to this Section 7.01(b)(iii) if such Party has breached in any material respect any of its obligations under this Agreement in a manner that caused the failure to obtain the Company Stockholder Approval at the Company Stockholder Meeting.

(c) by Parent:

(i) at any time prior to, but not after, the Company Stockholder Approval has been obtained, if (A) a Company Adverse Recommendation Change shall have occurred, or (B) if there has been any violation or breach by the Company of Section 5.02 or Section 5.03 (other than any violation or breach that is immaterial by its nature); or

(ii) if there has been any material violation or material breach by the Company of any covenant, representation or warranty contained in this Agreement, which would result in a failure of a condition set forth in Section 6.01, Section 6.02(a), Section 6.02(b) or Section 6.02(d) and (A) such material violation or material breach has not been waived by Parent, (B) Parent has provided written notice to the Company of such material violation or material breach and its intent to terminate this Agreement pursuant to this Section 7.01(c)(ii) and (C) such material violation or material breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by the Company within thirty (30) days after receiving such written notice thereof from Parent; provided, however, Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.01(c)(ii) if Parent or Merger Sub is then in material breach of this Agreement.

(d) by the Company:

(i) if there has been any material violation or material breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement, which would result in a failure of a condition set forth in Section 6.01, Section 6.03(a) or Section 6.03(b) and (A) such material violation or material breach has not been waived by the Company, (B) the Company has provided written notice to Parent of such material violation or material breach and its intent to terminate this Agreement pursuant to this Section 7.01(d)(i) and (C) such material violation or material breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by Parent and Merger Sub within thirty (30) days after receiving such written notice thereof from the Company; provided, however, the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of this Agreement; or

(ii) at any time prior to, but not after, the Company Stockholder Approval has been obtained, the Board has determined to enter into a definitive Acquisition Agreement with respect to a Superior Proposal, but only if the Company shall have complied (other than in de minimis respects) with its obligations under Section 5.03 with respect to such Superior Proposal; provided, however, that concurrently with or as promptly as reasonably practicable following such termination under this Section 7.01(d)(ii), the Company shall enter into a definitive Acquisition Agreement with respect to such Superior Proposal and make the payment required by Section 7.03(b).

The Party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to the other Party.

Section 7.02. Effect of Termination. In the event that this Agreement is validly terminated pursuant to Section 7.01, this Agreement shall forthwith become null and void and of no effect without liability or obligation on the part of any Party (or any Affiliate of such Party and such Party’s and its Affiliates’ respective Representatives), except that no such termination shall relieve any Party from any liabilities or damages resulting from any willful and material breach of this Agreement prior to or in connection with such termination or from any obligation to pay the Termination Fee pursuant to Section 7.03(b); provided, however, that the provisions of the penultimate sentence of Section 5.09, this Section 7.02, Section 7.03 and Article 8 and the Confidentiality Agreement shall each survive the termination of this Agreement, as applicable, in accordance with their respective terms. For avoidance of doubt, and without limiting the foregoing, any failure of Parent or Merger Sub to effect the Merger and pay all amounts required to be paid by Parent at the Closing under Article 2 following the satisfaction or (to the extent permitted) waiver of the conditions set forth in Article 6 shall be a willful and material breach of this Agreement by Parent.

Section 7.03. Fees and Expenses.

(a) Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, except that all filing fees paid in respect of the HSR Act, and any filing made under any other Antitrust Laws, shall be paid by Parent.

(b) In the event that this Agreement is terminated:

(i) by Parent pursuant to Section 7.01(c)(i);

(ii) by the Company pursuant to Section 7.01(d)(ii); or

(iii) by either Parent or the Company pursuant to Section 7.01(b)(i), and (A) at any time after the date of this Agreement and prior to the termination under Section 7.01(b)(i), an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company prior to such termination under Section 7.01(b)(i) and (B) within 12 months after such termination, the Company shall have consummated a transaction contemplated by an Acquisition Proposal, or entered into a definitive agreement with respect to an Acquisition Proposal and the transactions contemplated by such Acquisition Proposal shall have consummated (provided, that for purposes of this Section 7.03(b)(iii), the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 80%”);

then, in each case, the Company shall pay, or cause to be paid, to Parent the Termination Fee (i) on or before the third Business Day following the date of such termination (in the case of termination by Parent pursuant to Section 7.01(c)(i)), (ii) concurrently with such termination (in the case of termination by the Company pursuant to Section 7.01(d)(ii)), or (iii) upon the consummation of the transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 7.03(b)(iii), in each case by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Company by Parent.

(c) Upon termination of this Agreement in accordance with its terms, Parent’s right, if any, to receive the Termination Fee pursuant to Section 7.03(b) shall be the sole and exclusive remedy of Parent and Merger Sub, and their respective Affiliates against the Company and its former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such Termination Fee, the Company and its former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have no further liability or obligation relating to or arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Termination Fee more than once. For the avoidance of doubt, while Parent and Merger Sub may pursue, in the alternative, both a grant of specific performance in accordance with Section 8.10 and the payment of the Termination Fee under Section 7.03, under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance and the Termination Fee.

(d) The Company, Parent and Merger Sub each acknowledge that the agreements contained in Section 7.03(b) are integral parts of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 7.03(b), and, in order to obtain such payment, Parent or Merger Sub commences a claim, action, suit or other proceeding that results in a judgment against the Company, the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

Section 7.04. Amendment. This Agreement may be amended by the Parties at any time prior to the Effective Time; provided, however, that after the Company Stockholder Approval there shall be no amendment or waiver that pursuant to applicable Law requires further Company Stockholder Approval. Any amendment to this Agreement shall be in a writing specifically designated as an amendment hereto and signed on behalf of each of the Parties.

Section 7.05. Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No waiver of any provision of this Agreement shall be effective except by written instrument executed by the Party against whom the waiver is to be effective. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

Article 8
General Provisions

Section 8.01. No Survival. Each of the Parties, intending to modify any applicable statute of limitations, agree that (a) all of the representations and warranties in this Agreement and in any certificate or other instrument delivered pursuant hereto shall terminate effective as of the Effective Time and shall not survive the Effective Time for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates, or any of their respective Representatives, in respect thereof, (b) after the Effective Time, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates, or any of their respective Representatives, in respect of any covenants or agreements that, by their terms, contemplate performance at or prior to the Effective Time, and (c) covenants or agreements that, by their terms, contemplate performance following the Effective Time shall survive the Effective Time for the period set forth therein or until fully performed.

Section 8.02. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) one Business Day after deposit with Federal Express or similar overnight courier service for delivery the next Business Day, (c) upon confirmation by email transmission (with a copy sent by overnight prepared courier service for delivery the next Business Day) or (d) three Business Days after being mailed by first class mail, return receipt requested. Notices, demands and other communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a) if to Parent or Merger Sub, to:

Gentex Corporation
600 N. Centennial
Zeeland, MI 49464
Attention: General Counsel

Email: legal.notification@gentex.com

with a copy (which shall not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114
Attention: Benjamin L. Stulberg

Email: blstulberg@jonesday.com

and

Jones Day

325 John H. McConnell Blvd., Suite 600

Columbus, OH 43215
Attention: Ashley L. Gullett

Email: agullett@jonesday.com

if to the Company, to:

VOXX International Corporation
180 Marcus Blvd.

Hauppauge, NY 11788

Attention: Patrick M. Lavelle, CEO

Email: plavelle@voxxintl.com

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP
1290 Avenue of the Americas
New York, NY 10104
Attention: Kenneth L. Henderson; Aaron M. Lang
Email: kenneth.henderson@bclplaw.com; aaron.lang@bclplaw.com

Section 8.03. Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits attached hereto) and other documents delivered in connection with this Agreement contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedule and Exhibits constitute a part of this Agreement as though set forth in full herein.

Section 8.04. Disclosure Schedule. The Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, except and solely to the extent that a representation or warranty set forth in Article 3 of this Agreement specifically states that a particular item is set forth on a particular section of the Disclosure Schedule. The fact that any item or other information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item or other matter in the Disclosure Schedule shall not be construed as an admission or indication that such item or other matter is or is not material, that such item has had or would reasonably be expected to have a Company Material Adverse Effect or that such item will in fact exceed any applicable threshold limitation set forth in this Agreement. Headings in the Disclosure Schedule are inserted for reference purposes and for convenience of the reader only and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Disclosure Schedule shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

Section 8.05. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any Party without the prior written consent of the other Parties.

Section 8.06. No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any legal or equitable rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the Parties specifically acknowledge and agree that, (a) Section 5.07 shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) following the Effective Time, each holder of Company Common Stock shall be entitled to enforce the provisions of Article 2 to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article 2, and (c) following the Effective Time, the holders of Company RSUs shall be entitled to enforce the provisions of Section 2.08 to the extent necessary to receive the consideration to which such holder is entitled pursuant to Section 2.08.

Section 8.07. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.08. Consent to Jurisdiction. Each Party hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if under applicable Law the Delaware Court of Chancery does not have proper subject matter jurisdiction, any federal or state court in the State of Delaware (and appellate courts thereof) (the “Delaware Courts”) for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court. Each of the Parties irrevocably and unconditionally waives and agrees not to plead or claim in any such court (a) that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with applicable Law, (b) that it or its property is exempt or immune from jurisdiction of the Delaware Courts or from any legal process commenced in the Delaware Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in the Delaware Courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Delaware Courts.

Section 8.09. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.10. Specific Performance. The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 8.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 8.10 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 8.10 before exercising any other right under this Agreement.

Section 8.11. Severability. If any provisions of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, then (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENTEX CORPORATION

By: /s/ Scott Ryan

Name: Scott Ryan

Title: Vice President, General Counsel and

Corporate Secretary

INSTRUMENT MERGER SUB, INC.

By: /s/ Kevin Nash

Name: Kevin Nash

Title: Chief Financial Officer and Treasurer

VOXX INTERNATIONAL CORPORATION

By: Patrick Lavelle

Name: Patrick Lavelle

Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Voting and Support Agreement

[See attached]

Exhibit B

Amended and Restated Certificate of Incorporation

[See attached]